Exhibit 2(b)

Annual Financial Statements For the year ended 30 June 2019

CONTENTS INDEPENDENT AUDITOR’S REPORT FOR CANADIAN FILING RESOLUTIONS 3 FINANCIAL STATEMENTS CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME CONSOLIDATED STATEMENT OF FINANCIAL POSITION COMPANY STATEMENT OF FINANCIAL POSITION CONSOLIDATED STATEMENT OF CHANGES IN EQUITY COMPANY STATEMENT OF CHANGES IN EQUITY CONSOLIDATED AND COMPANY STATEMENTS OF CASH FLOWS NOTES TO THE FINANCIAL STATEMENTS 7 7 8 9 10 11 12 13 SolGold plc annual financial statements for the year ended 30 June 2019 2

INDEPENDENT AUDITOR’S REPORT FOR CANADIAN FILING RESOLUTIONS Opinion We have audited the consolidated financial statements of SolGold plc and its subsidiaries (the ‘Group’) for the year ended 30 June 2019 and 30 June 2018, which comprise the Consolidated Statement of Profit or Loss and Other Comprehensive Income, Consolidated Statement of Financial Position, Consolidated Statement of Changes in Equity, Consolidated Statements of Cash Flows and notes to the financial statements including a summary of significant accounting policies. The financial reporting framework that has been applied in their preparation is applicable law and International Financial Reporting Standards (IFRSs). Our opinion does not cover the parent company financial statements. In our opinion: • the consolidated financial statements present fairly, in all material aspects, the financial position of the Group as at 30 June 2019 and 30 June 2018 and its financial performance and its cash flows for the years then ended; and the consolidated financial statements have been properly prepared in accordance with IFRSs. • Basis for Opinion We conducted our audit in accordance with International Standards on Auditing (ISAs) as issued by IAASB and applicable law. Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the financial statements section of our report. We are independent of the Group in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements, including the International Ethics Standards Board for Accountants' Code of Ethics for Professional Accountants as applied to listed entities, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period and include the most significant assessed risks of material misstatement (whether or not due to fraud) that we identified. These matters included those which had the greatest effect on: the overall audit strategy, the allocation of resources in the audit; and directing the efforts of the engagement team. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. SolGold plc annual financial statements for the year ended 30 June 2019 3

AUDIT statements to ensure that they were prepared accounting standards. Other information The other information comprises the information included in the annual report and Management’s Discussion & Analysis approved by the Board on 15 August 2019, other than the consolidated financial statements and our auditor’s report thereon. The directors are responsible for the other information. Our opinion on the consolidated financial statements does not cover the other information and, except to the extent otherwise explicitly stated in our report, we do not express any form of assurance conclusion thereon. In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If we identify such material inconsistencies or apparent material misstatements, we are required to determine whether there is a material misstatement in the consolidated financial statements or a material misstatement of the other information. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard. SolGold plc annual financial statements for the year ended 30 June 2019 4 KEY AUDIT MATTER HOW THE KEY AUDIT MATTER WAS ADDRESSED IN OUR Carrying value of Exploration and Evaluation assets (see note 1 and 12) The Group’s intangible exploration and evaluation assets (‘E&E assets’) represent the most significant asset on its statement of financial position as at 30 June 2019. Management and the Board are required to assess whether there are any potential impairment triggers which would indicate that the carrying value of an asset at 30 June 2019 may not be recoverable. Given the materiality of the E&E assets in the context of the Group’s statement of financial position and the significant judgement involved in making the assessment of whether any indicators of impairment exist we consider this to be a key audit matter. We evaluated Management’s and the Board’s assessment of potential indicators of impairment of the E&E assets. Our specific audit testing in this regard included: •The verification of license status, in order to confirm legal title •Reviewing exploration activity to assess whether there was any evidence from exploration results to date which would indicate a potential impairment •Obtaining approved budget forecasts and minutes of Management and Board meetings to confirm whether or not the Group intended to continue to explore project area •Obtaining an understanding of Management’s expectation of commercial viability, reviewing any available technical documentation and discussing results and operations. In relation to Cascabel E&E assets we reviewed the result of the preliminary economic assessment (“PEA”) released in May 2019, discussed the planned operations with the operational site team and conducted a site visit to the Cascabel license area. •Reviewed and assessed the adequacy of the disclosures in the consolidated financial in accordance with the requirements of the Key observations We found the key assumptions made by management to be reasonable and the disclosures in the consolidated financial statements to be in line with the accounting standards.

Responsibilities of directors The directors are responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRSs, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, the directors are responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the Group or to cease operations, or have no realistic alternative but to do so. Those charged with governance are responsible for overseeing the Group’s financial reporting process. Auditor’s responsibilities for the audit of the financial statements Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with International Standards on Auditing (ISAs) will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements. As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional scepticism throughout the audit. We also: • Identify and assess the risks of material misstatement of the Group’s financial statements, whether due to fraud or error, designs and performs audit procedures responsive to those risks, and obtains audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the directors. Conclude on the appropriateness of the directors’ use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in the auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of the auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern. Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation (i.e gives a true and fair view). Are required to report on consolidated financial statements, obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the Group audit. We remain solely responsible for the audit opinion. • • • • • We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit. We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards. SolGold plc annual financial statements for the year ended 30 June 2019 5

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication. The partner in charge of the audit resulting in this independent auditors’ report is Matt Crane. BDO LLP, London, UK 15 August 2019 SolGold plc annual financial statements for the year ended 30 June 2019 6

SolGold

FINANCIAL STATEMENTS

Consolidated Statement of Profit or Loss and Other Comprehensive Income

For the year ended 30 June 2019

	Notes	Group 2019 US$	Group 2018 US$ (restated)
Expenses			
Exploration costs written-off	12	(228,251)	(282,686)
Administrative expenses		(9,248,699)	(3,955,190)
Share based payments expenses	19	(23,883,159)	(8,124,305)
Operating loss	**3**	**(33,360,109)**	**(12,362,181)**
Finance income	6	675,410	517,537
Loss before tax		**(32,684,699)**	**(11,844,645)**
Tax benefit (expense)	7	614,906	(3,309,802)
Loss for the year		**(32,069,793)**	**(15,154,446)**
Other comprehensive loss			
Items that may be reclassified to profit or loss			
Change in fair value of available-for-sale financial assets net of tax	10a / 14	-	(4,800,472)
Exchange differences on translation of foreign operations		(2,037,944)	(4,176,439)
Items that will not be reclassified to profit or loss			
Change in Ecuador pension		-	(53,727)
Change in fair value of financial assets, net of tax	10a / 14	1,441,319	-
Total comprehensive loss for the year		**(32,666,418)**	**(24,185,084)**

Loss for the year attributable to:			
Owners of the parent company		(31,941,715)	(15,026,902)
Non-controlling interest		(128,078)	(127,544)
		(32,069,793)	**(15,154,446)**

Total comprehensive loss for the year attributable to:			
Owners of the parent company		(32,538,340)	(24,057,540)
Non-controlling interest		(128,078)	(127,544)
		(32,666,418)	**(24,185,084)**

Loss per share		**Cents per share**	**Cents per share**
Basic loss per share	8	(1.8)	(0.9)
Diluted loss per share	8	(1.8)	(0.9)

The above consolidated statement of comprehensive income should be read in conjunction with the accompanying notes.

SolGold plc annual financial statements for the year ended 30 June 2019 7

SolGold

Consolidated Statement of Financial Position

As at 30 June 2019

Registered Number 5449516

	Notes	Group 2019 US$	Group 2018 US$ (restated)	Group 1 July 2017 US$ (restated)
Assets				
Property, plant and equipment	11	8,847,785	3,167,032	1,366,682
Intangible assets	12	177,481,872	105,776,186	45,908,537
Investment in available-for-sale securities	10(a)	-	4,031,236	11,043,230
Financial assets held at fair value through OCI	10(a)	5,952,439	-	-
Loans receivable and other non-current assets	13	7,796,541	894,093	173,859
Total non-current assets		**200,078,637**	**113,868,547**	**58,492,308**
Other receivables and prepayments	15	2,891,326	3,131,509	1,004,942
Cash and cash equivalents	16	41,746,200	60,575,504	68,653,788
Total current assets		**44,637,526**	**63,707,013**	**69,658,730**
Total assets		**244,716,163**	**177,575,560**	**128,151,038**
Equity				
Share capital	17	26,402,424	24,443,853	21,987,050
Share premium	17	297,375,959	222,941,518	164,792,271
Other reserves		40,084,833	15,219,049	11,990,315
Accumulated loss		(120,342,688)	(88,859,667)	(73,876,759)
Foreign Currency Translation Reserve		(4,876,593)	(2,838,649)	1,337,790
Equity attributable to owners of the parent company		238,643,935	170,906,104	126,230,667
Non-controlling interest		(442,364)	(314,286)	(186,742)
Total equity		**238,201,571**	**170,591,818**	**126,043,925**
Liabilities				
Trade and other payables	18	6,514,592	6,983,742	2,107,113
Total current liabilities		**6,514,592**	**6,983,742**	**2,107,113**
Total liabilities		**6,514,592**	**6,983,742**	**2,107,113**
Total equity and liabilities		**244,716,163**	**177,575,560**	**128,151,038**

The above consolidated statements of financial position should be read in conjunction with the accompanying notes.

SolGold plc annual financial statements for the year ended 30 June 2019 8

SolGold

Company Statement of Financial Position

As at 30 June 2019

Registered Number 5449516

	Notes	Company 2019 US$	Company 2018 US$ (restated)	Company 1 July 2017 US$ (restated)
Assets				
Property, plant and equipment	11	83,910	117,057	145,545
Intangible assets	12	-	-	-
Investment in subsidiaries	9	200,507,458	108,381,978	49,390,058
Investment in available-for-sale securities	10(a)	-	4,025,313	11,038,942
Financial assets held at fair value through OCI	10(a)	5,946,815	-	-
Loans receivable and other non-current assets	13	7,260,213	683,947	69,287
Total non-current assets		**213,798,396**	**113,208,295**	**60,643,832**
Other receivables and prepayments	15	544,338	404,860	599,707
Cash and cash equivalents	16	38,290,929	58,948,814	68,159,431
Total current assets		**38,835,267**	**59,353,674**	**68,759,138**
Total assets		**252,633,663**	**172,561,969**	**129,402,970**
Equity				
Share capital	17	26,402,424	24,443,853	21,987,050
Share premium	17	297,375,959	222,941,518	164,792,271
Other reserves		40,190,726	15,324,942	12,042,482
Accumulated loss		(107,624,653)	(85,290,520)	(71,432,450)
Foreign Currency Translation Reserve		(5,006,473)	(6,245,182)	1,429,125
Equity attributable to owners of the parent company		251,337,983	171,174,611	128,818,478
Non-controlling interest		-	-	-
Total equity		**251,337,983**	**171,174,611**	**128,818,478**
Liabilities				
Trade and other payables	18	1,295,680	1,387,358	584,492
Total current liabilities		**1,295,680**	**1,387,358**	**584,492**
Total liabilities		**1,295,680**	**1,387,358**	**584,492**
Total equity and liabilities		**252,633,663**	**172,561,969**	**129,402,970**

The above company statements of financial position should be read in conjunction with the accompanying notes.

A separate statement of comprehensive income for the parent company has not been presented as permitted by section 408 of the Companies Act 2006. The Company's loss for the year was US$22,792,827 (2018: US$13,911,798).

The financial statements were approved and authorised for issue by the Board and were signed on its behalf on 15 August 2019.

/S/ "Nicholas Mather"

Nicholas Mather
Director

SolGold plc annual financial statements for the year ended 30 June 2019 9

SolGold

Consolidated Statement of Changes in Equity

For the year ended 30 June 2019

	Share capital US$	Share premium US$	Financial assets held at fair value through other comprehensive income US$	Share based payment reserve US$	Foreign Currency Translation Reserve US$	Other Reserves US$	Accumulated loss US$	Total US$	Non-controlling interests US$	Total Equity US$
Balance at 1 July 2017	**21,987,050**	**164,792,271**	**6,733,566**	**5,308,915**	**1,337,790**	**(52,166)**	**(73,876,759)**	**126,230,667**	**(186,742)**	**126,043,925**
Loss for the year	-	-	-	-	-	-	(15,026,902)	(15,026,902)	(127,544)	(15,154,446)
Other comprehensive income	-	-	(4,800,472)	-	(4,176,439)	(53,727)	-	(9,030,638)	-	(9,030,638)
Total comprehensive income for the year	**-**	**-**	**(4,800,472)**	**-**	**(4,176,439)**	**(53,727)**	**(15,026,902)**	**(24,057,540)**	**(127,544)**	**(24,185,084)**
New share capital subscribed	2,423,392	58,279,359	-	-	-	-	-	60,702,751		60,702,751
Options exercised	33,411	668,208	-	-	-	-	-	701,619	-	701,619
Share issue costs (net of deferred tax)	-	(798,320)	-	2,622	-	-	-	(795,698)	-	(795,698)
Options forfeited	-	-	-	(43,994)	-	-	43,994	-	-	-
Value of shares and options issued to Directors, employees and consultants	-	-	-	8,124,305	-	-	-	8,124,305	-	8,124,305
Balance at 30 June 2018	**24,443,853**	**222,941,518**	**1,933,094**	**13,391,848**	**(2,838,649)**	**(105,893)**	**(88,859,667)**	**170,906,104**	**(314,286)**	**170,591,818**
Loss for the year	-	-	-	-	-	-	(31,941,715)	(31,941,715)	(128,078)	(32,069,793)
Other comprehensive income	-	-	1,441,319	-	(2,037,944)	-	-	(596,625)	-	(596,625)
Total comprehensive income for the year	**-**	**-**	**1,441,319**	**-**	**(2,037,944)**	**-**	**(31,941,715)**	**(32,538,340)**	**(128,078)**	**(32,666,418)**
New share capital subscribed	1,431,377	62,098,668	-	-	-	-	-	63,530,045	-	63,530,045
Options exercised	527,194	12,441,354	-	-	-	-	-	12,968,548	-	12,968,548
Share issue costs (net of deferred tax)	-	(105,581)	-	-	-	-	-	(105,581)	-	(105,581)
Options forfeited				(458,694)	-	-	458,694	-	-	-
Value of share and options issued to Directors, employees and consultants	-	-	-	23,883,159	-	-	-	23,883,159	-	23,883,159
Balance at 30 June 2019	**26,402,424**	**297,375,959**	**3,374,413**	**36,816,313**	**(4,876,593)**	**(105,893)**	**(120,342,688)**	**238,643,935**	**(442,364)**	**238,201,571**

The above statement of changes in equity should be read in conjunction with the accompanying notes.

SolGold plc annual financial statements for the year ended 30 June 2019 10

SolGold

Company Statement of Changes in Equity

For the year ended 30 June 2019

	Share capital	Share premium	Assets held at fair value through other comprehensive income	Share-based payment reserve	Foreign Currency Translation Reserve	Accumulated loss	Total
	US$	US$	US$	US$	US$	US$	US$
Balance at 1 July 2017	**21,987,050**	**164,792,271**	**6,733,566**	**5,308,915**	**1,429,125**	**(71,432,449)**	**128,818,478**
Loss for the year	-	-	-	-		(13,902,065)	(13,902,065)
Other comprehensive income	-	-	(4,800,472)	-	(7,674,307)	-	(12,474,779)
Total comprehensive income for the year	**-**	**-**	**(4,800,472)**	**-**	**(7,674,307)**	**(13,902,065)**	**(26,376,844)**
New share capital subscribed	2,423,392	58,279,359	-	-		-	60,702,751
Options exercised	33,411	668,208	-	-		-	701,619
Share issue costs	-	(798,320)	-	2,622		-	(795,698)
Options expired	-	-	-	(43,994)		43,994	-
Value of shares and options issued to Directors, employees and consultants	-	-	-	8,124,305		-	8,124,305
Balance at 30 June 2018	**24,443,853**	**222,941,518**	**1,933,094**	**13,391,848**	**(6,245,182)**	**(85,290,520)**	**171,174,611**
Loss for the year	-	-	-	-	-	(22,792,827)	(22,792,827)
Other comprehensive income for the year	-	-	1,441,319	-	1,238,709	-	2,680,028
Total comprehensive income for the year	**-**	**-**	**1,441,319**	**-**	**1,238,709**	**(22,792,827)**	**(20,112,799)**
New share capital subscribed	1,431,377	62,098,668	-	-	-	-	63,530,045
Options exercised	527,194	12,441,354	-	-	-	-	12,968,548
Share issue costs	-	(105,581)	-	-	-	-	(105,581)
Options expired	-	-	-	(458,694)	-	458,694	-
Value of shares and options issued to Directors, employees and consultants	-	-	-	23,883,159	-	-	23,883,159
Balance at 30 June 2019	**26,402,424**	**297,375,959**	**3,374,413**	**36,816,313**	**(5,006,473)**	**(107,624,653)**	**251,337,983**

The above statement of changes in equity should be read in conjunction with the accompanying notes.

SolGold plc annual financial statements for the year ended 30 June 2019 11

SolGold

Consolidated and Company Statements of Cash Flows

For the year ended 30 June 2019

	Notes	Group 2019 US$	Group 2018 US$ (restated)	Company 2019 US$	Company 2018 US$ (restated)
Cash flows from operating activities					
Loss for the year		(32,069,793)	(15,154,446)	(22,792,827)	(13,911,798)
Depreciation	11	67,604	61,845	40,532	37,069
Share based payment expense	5 / 19	23,883,159	8,124,305	16,183,483	8,124,305
Write-off of exploration expenditure	12	228,251	282,686	-	-
Foreign exchange (gain) / loss		(629,207)	(3,156,940)	(639,633)	(3,156,940)
Deferred taxes	14	(614,906)	1,981,335	(614,906)	1,981,335
Company funded loan plan employee benefit		921,448	-	921,448	-
Company funded loan plan accretion of interest		(299,319)	-	(299,319)	-
Decrease (increase) in other receivables and prepayments		679,597	977,985	(122,322)	1,030,787
(Decrease) / increase in trade and other payables		(805,535)	290,709	402,896	244,729
Net cash outflow from operating activities		**(8,638,701)**	**(6,592,521)**	**(6,920,648)**	**(5,650,513)**
Cash flows from investing activities					
Security deposit (payments) / refunds		(433,780)	(3,123,531)	(78,434)	(640,898)
Acquisition of property, plant and equipment	11	(5,622,644)	(1,983,673)	(7,385)	(13,069)
Acquisition of exploration and evaluation assets	12	(73,526,926)	(55,958,470)	-	-
Investment in subsidiaries		-	-	-	-
Loans advanced to subsidiaries	9	-	-	(83,042,767)	(62,517,225)
Net cash outflow from investing activities		**(79,583,350)**	**(61,065,674)**	**(83,128,586)**	**(63,171,192)**
Cash flows from financing activities					
Proceeds from the issue of ordinary share capital	17	69,104,952	60,747,856	69,104,952	60,747,856
Payment of issue costs		(120,276)	(2,117,510)	(120,276)	(2,117,510)
Net cash inflow from financing activities		**68,984,676**	**58,630,346**	**68,984,676**	**58,630,346**
Net (decrease) / increase in cash and cash equivalents		**(19,237,375)**	**(9,027,849)**	**(21,064,558)**	**(10,191,359)**
Cash and cash equivalents at the beginning of year		60,575,504	68,653,788	58,948,814	68,159,431
Effect of foreign exchange on cash and cash equivalents		408,071	949,565	406,673	980,742
Cash and cash equivalents at end of year	16	**41,746,200**	**60,575,504**	**38,290,929**	**58,948,814**

The above statements of cash flows should be read in conjunction with the accompanying notes.

SolGold plc annual financial statements for the year ended 30 June 2019 12

Notes to the Financial Statements For the year ended 30 June 2019 Note 1 Accounting Policies SolGold Plc (‘the Company or ‘SolGold’) is domiciled in London, United Kingdom and was incorporated on 11 May 2015, with company registration number 5449516. SolGold is a public limited company which is dual listed on the London Stock Exchange and the Toronto Stock Exchange. The address of the Company’s registered office is 201 Bishopsgate, London EC2M 3AB, United Kingdom. (a) Statement of compliance The consolidated financial statements and company financial statements have been prepared in accordance with International Financial Reporting Standards and their interpretations issued by the International Accounting Standards Board (IASB), as adopted by the European Union (‘IFRS’). They have also been prepared in accordance with those parts of the Companies Act 2006 applicable to companies reporting under IFRS. The consolidated financial statements also comply with IFRS as issued by the IASB, as is required as a result of the company’s listing on TSX in Canada. The accounting policies set out below have been applied consistently throughout these consolidated financial statements. (b) Basis of preparation of financial statements and going concern The consolidated financial statements are presented in United States dollars (“US$”), rounded to the nearest dollar. Prior years consolidated financials have been previously presented in Australian dollars (“A$) refer to note 1 (d) for further details on the change of presentational currency. The Company was incorporated on 11 May 2005. From incorporation the Group has prepared the annual consolidated financial statements in accordance with IFRS. The financial statements have been prepared on a going concern basis which contemplates the continuity of normal business activities and the realisation of assets and discharge of liabilities in the ordinary course of business. The Company has not generated revenues from operations. In common with many exploration companies, the Company raises finance for its exploration and appraisal activities in discrete tranches. The Company currently has sufficient working capital levels to operate as a going concern for the next 12 months and meet its exploration commitments however, it should be noted that the current working capital levels will not be sufficient to bring the Group’s projects into full development and production and, in due course, further funding will be required. In the event that the Company is unable to secure further finance either through other finance arrangements or capital raisings, it may not be able to fully develop its projects and this may have a consequential impact on the carrying value of the related exploration assets and the investment of the parent company in its subsidiaries. (c) Basis of consolidation (i) Subsidiaries The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company (its subsidiaries) made up to 30 June each year. Where the company has control over an investee, it is classified as a subsidiary. The company controls an investee if all three of the following elements are present: power over the investee, exposure to variable returns from the investee, and the ability of the investor to use its power to affect those variable returns. Control is reassessed whenever facts and circumstances indicate that there may be a change in any of these elements of control. SolGold plc annual financial statements for the year ended 30 June 2019 13

Notes to the Financial Statements For the year ended 30 June 2019 Note 1Accounting Policies (continued) (c) Basis of consolidation (continued) The consolidated financial statements present the results of the company and its subsidiaries ("the Group") as if they formed a single entity. Intercompany transactions and balances between group companies are therefore eliminated in full. The consolidated financial statements incorporate the results of business combinations using the acquisition method. In the statement of financial position, the acquiree's identifiable assets, liabilities and contingent liabilities are initially recognised at their fair values at the acquisition date. The results of acquired operations are included in the consolidated statement of comprehensive income from the date on which control is obtained. They are deconsolidated from the date on which control ceases. The results of subsidiaries acquired or disposed of during the year are included in the consolidated statement of comprehensive income from the effective date of acquisition or up to the effective date of disposal, as appropriate. Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies in line with those used by the Group. Non-controlling interests are allocated their share of net profit after tax and share of other comprehensive income in the statement of profit or loss and comprehensive income and presented within equity in the consolidated statement of financial position, separately from the equity of the owners of the parent. (ii) Transactions eliminated on consolidation Intra-group balances and any unrealised gains and losses or income and expenses arising from intra-group transactions, are eliminated in preparing the consolidated financial statements. (d) Foreign currency Translation into the functional currency Transactions entered into by Group entities in a currency other than the currencies of the primary economic environment in which they operate (the “functional currency”) are translated at the foreign exchange rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the year-end are translated into the functional currency at the foreign exchange rate ruling as that date. Non-monetary assets and liabilities denominated in foreign currencies are translated at the historical foreign exchange rate. Any resultant foreign exchange currency translation amount is taken to the profit and loss. Management reconsiders the functional currency where there is a change in events or conditions used in initial determination. Where the assessment indicates that a change in functional is required, the change is applied prospectively from the date it is deemed to have occurred. The functional currency of the Company has historically been considered to be Australian Dollars (A$). The functional currency of the Company has been changed with effect from 1 April 2019 from A$ to US$. At this date the statement of financial position, the statement of profit or loss and comprehensive income and the statement of cash flows of the Company have been translated into US$ by using the foreign exchange rate ruling as at 1 April 2019. The primary triggers to change the functional currency were the release of the Preliminary Economic Analysis, the Company’s progression towards a Pre-Feasibility Study and the fact that majority of future transactions and funds will be held in US dollars. The functional currency of the parent entity and subsidiaries of the group are detailed in the table below: SolGold plc annual financial statements for the year ended 30 June 2019 14

SolGold

Notes to the Financial Statements

For the year ended 30 June 2019

Note 1 Accounting Policies (continued)

(d) Foreign currency (continued)

SolGold Plc	Functional Currency 2019 US$	Functional Currency 2018 A$	Exchange rate at 30 June 2019 used in preparation of Financials n/a
Australian Resources Management (ARM) Pty Ltd	A$	A$	0.7032
Acapulco Mining Pty Ltd	A$	A$	0.7032
Central Minerals Pty Ltd	A$	A$	0.7032
Solomon Operations Ltd	SBD$	SBD$	0.1178
Honiara Holdings Pty Ltd	A$	A$	0.7032
Guadalcanal Exploration Pty Ltd	A$	A$	0.7032
Exploraciones Novomining S.A.	US$	US$	n/a
Carnegie Ridge Resources S.A.	US$	US$	n/a
Green Rock Resources S.A.	US$	US$	n/a
Valle Rico Resources S.A.	US$	US$	n/a
Cruz Del Sol S.A.	US$	US$	n/a
SolGold Ecuador S.A	US$	US$	n/a

Translation into presentation currency

The presentation currency of the Group has historically been considered to be Australian Dollars (A$). Due to the announcement of the Preliminary Economic Analysis and the fact that majority of future transactions and funds will be held in US dollars, the presentation currency of the Group has also been changed to United States Dollars (US$) to align with the functional currency of the parent entity and applied this change retrospectively resulting in restatement of prior periods.

The assets and liabilities of the entities are translated to the Group presentation currency being the US$ at rates of exchange ruling at the reporting date. Income and expense items are translated at average rates for the period. Any resultant foreign exchange currency translation amount is taken to other comprehensive income. On disposal of an entity, cumulative exchange difference are recognised in the income statement as part of the profit or loss on sale. Exchange differences recognised in profit or loss in Group entities' separate financial statements on the translation of long-term monetary items forming part of the Group's net investment in the overseas operation concerned are reclassified to other comprehensive income and accumulated in the foreign exchange reserve on consolidation.

Further details in regards to the change in the presentation currency are outlined in section (w) Changes in Accounting Policies

SolGold plc annual financial statements for the year ended 30 June 2019 15

Notes to the Financial Statements For the year ended 30 June 2019 Note 1Accounting Policies (continued) (e) Property, plant and equipment (i) Owned assets Items of property, plant and equipment are stated at cost less accumulated depreciation (see below) and impairment losses (see accounting policy i below). (ii) Subsequent costs The Group recognises in the carrying amount of property, plant and equipment the cost of replacing part of such an item when that cost is incurred if it is probable that the future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. All other costs are recognised in the statement of comprehensive income as an expense as incurred. (iii) Depreciation Depreciation is charged to the statement of comprehensive income on a straight-line basis over the estimated useful lives of each item of property, plant and equipment used in corporate and administrative operations. Depreciation is capitalised to exploration on a straight-line basis over the estimated useful lives of each item of property, plant and equipment used in exploration operations. The estimated useful lives of all categories of assets are: Office Equipment Furniture and Fittings Motor Vehicles Plant and Equipment Buildings Land 3 years 5 years 5 years 5 years 12 years Not depreciated The residual values and useful lives are assessed annually. Gains and losses on disposal are determined by comparing proceeds with carrying amounts and are included in the statement of comprehensive income. (f) Intangible assets Deferred exploration costs Costs incurred in relation to the acquisition of, or application for, a tenement area are capitalised where there is a reasonable expectation that the tenement will be acquired or granted. Where the Group is unsuccessful in acquiring or being granted a tenement area, any such costs are immediately expensed. All other costs incurred prior to obtaining the legal right to undertake exploration and evaluation activities on a project are written-off as incurred. Exploration and evaluation costs arising following the acquisition of an exploration licence are capitalised on a project-by-project basis, pending determination of the technical feasibility and commercial viability of the project. Costs incurred include appropriate technical and administrative overheads. Deferred exploration costs are carried at historical cost less any impairment losses recognised. Once the work completed to date on an area of interest is sufficient such that the technical feasibility and commercial viability of extracting the mineral resource has been determined, the property is considered to be an evaluated mineral property. Following determination of the technical feasibility and commercial viability of a mineral resource, the relevant expenditure is transferred from exploration and evaluation assets to evaluated mineral property. Further development costs are capitalised to evaluated mineral properties, if and only if, it is probable that future economic benefits associated with the item will flow to the entity; and the cost can be measured reliably. Cost is defined as the purchase price and directly attributable costs. Once the asset is considered to be capable of operating in a manner intended by management, commercial production is declared, and the relevant costs are depreciated. Evaluated mineral property is carried at cost less accumulated depreciation and accumulated impairment losses. (g) Cash and cash equivalents Cash and cash equivalents include cash in hand, deposits held at call with banks, other short-term highly liquid investments with original maturities of three months or less, and bank overdrafts. Bank overdrafts are shown within borrowings in current liabilities on the statement of financial position. SolGold plc annual financial statements for the year ended 30 June 2019 16

Notes to the Financial Statements For the year ended 30 June 2019 Note 1Accounting Policies (continued) (h) Impairment of non-financial assets Whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable the asset is reviewed for impairment. An asset’s carrying value is written down to its estimated recoverable amount (being the higher of the fair value less costs to sell and value in use) if that is less than the asset’s carrying amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded companies or other available fair value indicators. Impairment reviews for deferred exploration costs are carried out on a project-by-project basis, with each project representing a potential single cash generating unit. An impairment review is undertaken when indicators of impairment arise, typically when one of the following circumstances apply: The period for which the entity has the right to explore in the specific area has expired during the period or will expire in the near future, and is not expected to be renewed; Substantive expenditure on further exploration for and evaluation of mineral resources in the specific area is neither budgeted nor planned; Exploration for and evaluation of mineral resources in the specific area have not led to the discovery of commercially viable quantities of mineral resources and the entity has decided to discontinue such activities in the specific area; and Sufficient data exists to indicate that, although a development in the specific area is likely to proceed, the carrying amount of the exploration and evaluation asset is unlikely to be recovered in full from successful development or by sale. (i) Share capital (i) Ordinary share capital The Company’s ordinary shares are classified as equity. (ii) Shares issued to settle liabilities The Group from time to time settles financial liabilities by issuing shares. The Group considers these equity instruments as 'consideration paid' and accordingly derecognises the financial liability. The equity instruments issued are measured at fair value, with the difference being taken to the income statement, unless the creditor is also a direct or indirect shareholder and is acting in its capacity as direct or indirect shareholder. When the creditor is acting in capacity as a direct or indirect shareholder the value of shares issued is deemed to be the carrying value of the liability. (j) Employee benefits (i) Share based payment transactions The Group measures the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date at which they are granted. Non-vesting conditions and market vesting conditions are factored into the fair value of the options granted. As long as all other vesting conditions are satisfied, a charge is made irrespective of whether the market vesting conditions are satisfied. The cumulative expense is not adjusted for failure to achieve a market vesting condition or where a non-vesting condition is not satisfied. Share based payments to non-employees are measured at the fair value of goods or services rendered or the fair value of the equity instrument issued, if it is determined the fair value of the goods or services cannot be reliably measured. Estimating fair value for share based payment transactions requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires determining the most appropriate inputs to the valuation model including the expected life of the share option, volatility and dividend yield and making assumptions about them. The assumptions and model used for estimating fair value for share based payment transactions are disclosed in Note 19. SolGold plc annual financial statements for the year ended 30 June 2019 17

Notes to the Financial Statements For the year ended 30 June 2019 Note 1Accounting Policies (continued) (j) Employee benefits (continued) (ii) Retirement benefits The Group operates a defined contribution pension scheme. Contributions payable for the year are charged to the statement of comprehensive income. (iii) Company Funded Loan Plan The Group has put in place a Company Funded Loan Plan (“CFLP”) for its employees to provide financial assistance to employees in exercising share options. The financial assistance provided to employees is by way of a full recourse interest free loan. The CFLP is secured by the SolGold shares issued upon the exercise of share options under the CFLP to that employee. The maximum CFLP loan term is 2 years. CFLP loans to employees are initially recognised at fair value, which is determined by discounting loans to their net present value using the risk-free interest rate at the time the loan is granted and an estimated repayment schedule. Following initial recognition, they are carried at amortised cost using the effective interest rate method. Changes in the carrying value of the CFLP loans are recognised within interest income in the profit or loss. The cost of providing the benefit to employees is recognised as an employee expense in the profit or loss on a straight-line basis over the expected life of the CFLP loan. (k) Provisions Provisions are recognised when the Group has a legal or constructive obligation as a result of past events, it is more likely than not that an outflow of resources will be required to settle the obligation, and the amount can be reliably estimated. A contingent asset or liability is disclosed in the notes to the financial statements when an uncertainty exists and the amount of the asset or liability cannot be reliably measured. (l) Trade and other payables Trade and other payables are not interest bearing and are stated at amortised cost, unless settled with shares as per (J) (ii) above. The effect of discounting is immaterial. (m) Revenue During the exploration phase, any revenue generated from incidental sales is treated as a contribution towards previously incurred costs and offset accordingly. (n) Financing costs and income (i) Financing costs Financing costs comprise interest payable on borrowings calculated using the effective interest rate method. (ii) Finance income Interest income is recognised in the statement of comprehensive income as it accrues, using the effective interest method. SolGold plc annual financial statements for the year ended 30 June 2019 18

Notes to the Financial Statements For the year ended 30 June 2019 Note 1Accounting Policies (continued) (o) Taxation Deferred tax is provided using the balance sheet liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The following temporary differences are not provided for: goodwill not deductible for tax purposes, the initial recognition of assets or liabilities that affect neither accounting nor taxable profit, and differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the reporting date. A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the asset can be utilised. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realised. Deferred tax assets are recognised for unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilised. Significant management judgement is required to determine the amount of deferred tax that can be recognised, based upon the likely timing and the level of future taxable profits, together with future tax planning strategies. The Group has US$58,756,909 (2018: US$49,212,350 of tax losses carried forward). These losses relate to subsidiaries that have a history of losses and may not be used to offset taxable income elsewhere in the Group. The subsidiaries neither have any taxable temporary difference nor any tax planning opportunities available that could partly support the recognition of these losses as deferred tax assets. On this basis, the Group has determined that it cannot recognise deferred tax assets on the tax losses carried forward. Further details on taxes are disclosed in note 7. (p) Segment reporting The Group determines and presents operating segments based on information that is internally provided to the Board of Directors, who are the Group’s chief operating decision makers. An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of the Group’s other components. An operating segment’s operating results and asset position are reviewed regularly by the Board to make decisions about resources to be allocated to the segment and assess its performance, for which discrete financial information is available. Segment results that are reported to the Board include items directly attributable to a segment, as well as those that can be allocated on a reasonable basis. Unallocated items comprise mainly corporate office assets, head office expenses, and income tax assets and liabilities. (q) Business Combinations Business combinations occur where an acquirer obtains control over one or more businesses and results in the consolidation of its assets and liabilities. Business combinations are accounted for by applying the acquisition method, unless it is a combination involving entities or businesses under common control. The acquisition method requires that for each business combination one of the combining entities must be identified as the acquirer (i.e. parent entity). The business combination will be accounted for as at the acquisition date, which is the date that control over the acquiree is obtained by the parent entity. At this date, the parent shall recognise, in the consolidated accounts, and subject to certain limited exceptions, the fair value of the identifiable assets acquired and liabilities assumed. In addition, contingent liabilities of the acquiree will be recognised where a present obligation has been incurred and its fair value can be reliably measured. The acquisition may result in the recognition of goodwill or a gain from a bargain purchase. The method adopted for the measurement of goodwill will impact on the measurement of any non-controlling interest to be recognised in the acquiree where less than 100% ownership interest is held in the acquiree. SolGold plc annual financial statements for the year ended 30 June 2019 19

Notes to the Financial Statements For the year ended 30 June 2019 Note 1Accounting Policies (continued) (q) Business Combinations (continued) The acquisition date fair value of the consideration transferred for a business combination plus the acquisition date fair value of any previously held equity interest shall form the cost of the investment in the separate financial statements. Consideration may comprise the sum of the assets transferred by the acquirer, liabilities incurred by the acquirer to the former owners of the acquiree and the equity interests issued by the acquirer. Fair value uplifts in the value of pre-existing equity holdings on acquisition are taken to the statement of comprehensive income. Where changes in the value of such equity holdings had previously been recognised in other comprehensive income, such amounts are recycled to profit or loss on disposal of the interest. Included in the measurement of consideration transferred is any asset or liability resulting from a contingent consideration arrangement. Any obligation incurred relating to contingent consideration is classified as either a financial liability or equity instrument, depending upon the nature of the arrangement. Rights to refunds of consideration previously paid are recognised as a receivable. Subsequent to initial recognition, contingent consideration classified as equity is not remeasured and its subsequent settlement is accounted for within equity. Contingent consideration classified as an asset or a liability is remeasured at each reporting period to fair value through the statement of comprehensive income unless the change in value can be identified as existing at acquisition date. All transaction costs incurred in relation to the business combination are expensed to the statement of comprehensive income. (r) Project Financing / Farm-outs The Group, from time to time, enters into funding arrangements with third parties in order to progress specific projects. The Group accounts for the related exploration costs in line with the terms of the specific agreement. Costs incurred by SolGold plc are recognised as intangible assets within the financial statements. Costs incurred by third parties are not recognised by SolGold plc. (s) Leases Leased assets accounted for under a finance lease are depreciated on a straight-line basis over the shorter of their estimated useful lives or the lease term. Lease payments for operating leases, where substantially all the risks and benefits remain with the lessor, are charged as expenses on a straight-line basis over the period of the lease. SolGold plc annual financial statements for the year ended 30 June 2019 20

Notes to the Financial Statements For the year ended 30 June 2019 Note 1Accounting Policies (continued) (t) Financial Instruments Recognition and Initial Measurement A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity. Financial assets and financial liabilities are recognised in the Group statement of financial position when the Group becomes a party to the contractual provisions of the instrument. Financial assets and financial liabilities are only offset and the net amount reported in the consolidated statement of financial position and statement of comprehensive income when there is a currently enforceable legal right to offset the recognised amounts and the Group intends to settle on a net basis or realise the asset and liability simultaneously. Financial instruments are generally measured at initial recognition fair value and adjusted for transactions costs where the instrument is not classified as at fair value through profit or loss. Transaction costs related to instruments classified as at fair value through profit or loss are expensed to profit or loss immediately. Financial instruments are classified and measured as set out below. Financial assets (i) Financial assets at amortised cost Financial assets are measured at amortised cost if both of the following conditions are met: oThe financial asset is held within a business model with the objective to hold financial assets in order to collect contractual cash flows: and oThe contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principle amount outstanding. Financial assets at amortised costs are subsequently measured using the effective interest (EIR) method and are subject to an impairment assessment. Gains and losses are recognised in profit or loss when the asset is derecognised, modified or impaired. (ii) Financial assets designated at fair value through OCI with no recycling of cumulative gains and losses upon derecognition (equity instruments) Upon initial recognition SolGold can elect to classify irrevocably its equity investments as equity instruments designated a fair value through OCI when they meet the definition of equity under IAS 32 Financial Instruments: Presentation and are not held for trading. The classification is determined on an instrument-by-instrument basis. Gains and losses on these financial assets are never recycled to profit or loss. Dividends are recognised as other income in the statement of profit or loss when the right of payment has been established, except when the Group benefits from such proceeds as a recovery of part of the cost of the financial asset, in which case, such gains are recorded in OCI. Equity instruments designated at fair value through OCI are not subject to impairment assessment. This is a new policy in the current year. Further details in regards to the change are outlined in section (w) Changes in Accounting Policies. SolGold elected to classify irrevocably ‘Investment in available for sale securities’ under this category. Impairment of financial assets The Group recognises a loss allowance for expected credit losses on financial assets which are measured at amortised cost or fair value through other comprehensive income. The measurement of the loss allowance depends upon the Group’s assessment at the end of each reporting period as to whether the financial instrument’s credit risk has increased significantly since initial recognition, based on reasonable and supportable information that is available, without undue cost or effort to obtain. Where there has not been a significant increase in exposure to credit risk since initial recognition, a twelve-month expected credit loss allowance is estimated. This represents a portion of the asset’s lifetime expected credit losses that is attributable to a default event that is possible within the next twelve months. Where a financial asset has become credit impaired or where it is determined that credit risk has increased significantly, the loss allowance is based on the asset’s lifetime expected credit losses. The amount of expected credit loss recognised is measured on the basis of the probability weighted present value of anticipated cash shortfalls over the life of the instrument discounted at the original effective interest rate. SolGold plc annual financial statements for the year ended 30 June 2019 21

Notes to the Financial Statements For the year ended 30 June 2019 Note 1Accounting Policies (continued) (t) Financial Instruments (continued) Comparative figures for the year ended 30 June 2018 have not been restated and are still accounted for in accordance with IAS 39 Financial Instruments Recognition and Measurement. Financial liabilities The classification of financial liabilities at initial recognition depends on the purpose for which the financial liability was issued and its characteristics. All purchases of financial liabilities are recorded on trade date, being the date on which the Group becomes party to the contractual requirements of the financial liability. Unless otherwise indicated the carrying amounts of the Group’s financial liabilities approximate to their fair values. Financial liabilities measured subsequently at amortised cost Financial liabilities that are not (i) contingent consideration of an acquirer in a business combination, (ii) held-for-trading, or (iii) designated at FVTPL, are measured subsequently at amortised cost. The Group’s financial liabilities comprise of trade and other payables which are measured at amortised cost. Derecognition A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognised when: • • The rights to receive cash flows form the asset have expired: or SolGold has transferred its right to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a “pass-through’ arrangement; and either (a) SolGold has transferred substantially all the risks and rewards of the asset, or (b) SolGold has neither transferred nor retained substantially all the risks and rewards of the asset; but has transferred control of the asset. A financial liability (in whole or in part) is derecognised when the Group has extinguished its contractual obligations, it expires or is cancelled. Any gain or loss on derecognition is taken to the statement of comprehensive income. (u) Accounting policies for the Company The accounting policies applied to the Company are consistent with those adopted by the Group with the exception of the following: (i) Subsidiary investments Investments in subsidiary undertakings are stated at cost less impairment losses. Expenditure incurred by plc on behalf of a subsidiary, and where the subsidiary does not reimburse the Company for assets that could be capitalised in accordance with IFRS 6, is recorded within investments in subsidiary undertakings. Where investments are passed down into the underlying operating subsidiaries where no reimbursement is expected this is recorded as investment in subsidiary undertakings. SolGold plc annual financial statements for the year ended 30 June 2019 22

Notes to the Financial Statements For the year ended 30 June 2019 Note 1Accounting Policies (continued) (v) Nature and purpose of reserves (i) Financial assets at fair value through other comprehensive reserve Changes in the fair value and exchange differences arising on translation of investments, such as equities, classified as financial assets, are recognised in other comprehensive income and accumulated in a separate reserve within equity. (ii) Share option reserve The share-based payment reserve is used to recognise: • • the grant date fair value of options issued to employees that have vested but not been exercised. the grant date fair value of shares issued to employees. (iii) Foreign currency translation reserve Exchange differences arising on translation of foreign controlled entities are recognised in other comprehensive income and accumulated in a separate reserve within equity. The cumulative amount is reclassified to profit or loss when the net investment is disposed of. (iv) Other reserves This reserve is used to both adjust the pension liability to fair value for the defined benefit pension plan maintained for the Group’s employees in Ecuador and to record the differences which may arise as a result of transactions with non-controlling interests that do not result in a loss of control. (w) Changes in accounting policies Presentation Currency The Group has changed the presentation currency from Australian Dollars (A$) to United States Dollars (US$) for the year ended 30 June 2019. This change reduces the foreign currency movements in the consolidated financial statements and is, therefore, providing the user of the consolidated financial statements with more reliable and relevant information in the currency which is most relevant to the Group’s operating environment. The change has been applied retrospectively in accordance with IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors by using the US$ as if it had always been the Group’s presentation currency. Consequently, all assets and liabilities not denominated in US$ were translated into US$ by using the closing rate on the relevant balance sheet date. The equity components were translated at the historical exchange rate applicable at the date of the transaction. Non-US expenses and income were translated at the average rate of the relevant period. The Group presents the opening balance sheet of the preceding period as a consequence of the retrospective change in the presentation currency. The Company’s presentation currency has also been changed form A$ to US$ for the year ended 30 June 2019. The same methodology as for the Group was applied to implement this accounting policy change. Further details in regards to the foreign currency treatment are also outlined in section (D) Foreign Currency. New standards and amendments in the year New standards impacting the Group that have been adopted in the financial statements for the 12 months ended 30 June 2019, and which have given rise to changes in the Group’s accounting policies are: • IFRS 9 Financial Instruments Details of the impact that this standard had is detailed below. Other new and amended standards and Interpretations issued by the IASB do not impact the Group as they are either not relevant to the Group’s activities or require accounting which is consistent with the Group’s current accounting policies. SolGold plc annual financial statements for the year ended 30 June 2019 23

Notes to the Financial Statements For the year ended 30 June 2019 Note 1Accounting Policies (continued) (w) Changes in accounting policies (continued) IFRS 9 Financial Instruments IFRS 9 Financial Instruments has replaced IAS 39 Financial Instruments: Recognition and Measurement. The new Standard brings together all three aspects of the accounting for financial instruments: classification and measurement; impairment; and hedge accounting. The Group has applied IFRS 9 retrospectively, with the initial application date of 1 July 2018, but availing the transition option not to restate comparative information. IFRS 9 considerations Classification and measurement Upon adopting IFRS 9 the Groups ‘Investment in available for sale securities’ have been designated as financial assets recognised at fair value through OCI. The Group have made an irrevocable election to classify this investment as a financial asset held at fair value through other comprehensive income. Impairment The adoption of IFRS 9 has changed the Group’s accounting for impairment losses for financial assets by replacing IAS 39’s incurred loss approach with a forward-looking expected credit loss approach. IFRS 9 requires the Group to measure and recognise expected credit losses on all applicable financial assets. . Refer to Note 13 for the impairment assessment in relation to the Company Funded Loan Plan. New standards and interpretations not yet adopted The Group has elected not to early adopt the following revised and amended standards, which are not yet mandatory. The list below includes only standards and interpretations that could have an impact on the Consolidated Financial Statements of the Group. Other new and amended standards and Interpretations issued by the IASB that will apply for the first time in the next annual financial statements are not expected to impact the Group as they are either not relevant to the Group’s activities or require accounting which is consistent with the Group’s current accounting policies. IFRS 16 Leases The new standard was issued in January 2016 replacing the previous leases standard, IAS 17 Leases, and related Interpretations. IFRS 16 establishes the principles for the recognition, measurement, presentation and disclosure of leases for the customer (‘lessee’) and the supplier (‘lessor’). IFRS 16 eliminates the classification of leases as either operating or finance as is required by IAS 17 and, instead, introduces a single lessee accounting model requiring a lessee to recognise assets and liabilities for all leases unless the underlying asset has a low value or the lease term is twelve months or less. This new standard applies to annual reporting periods beginning on or after 1 January 2019. Management has made a preliminary assessment of the effects of applying IFRS 16 on the Group’s financial statements and has determined that the adjustments to assets and liabilities are expected to be immaterial. SolGold plc annual financial statements for the year ended 30 June 2019 24 Effective period commencing on or after IFRS 16 Leases 1 January 2019

Notes to the Financial Statements For the year ended 30 June 2019 Note 1Accounting Policies (continued) (x) Critical Accounting Estimates and Judgements The Directors evaluate estimates and judgements incorporated into the financial statements based on historical knowledge and best available current information. Estimates assume a reasonable expectation of future events and are based on current trends and economic data, obtained both externally and within the Group. Accounting Estimates Share based payments Share based payments relate primarily to share options issued by the Company, in relation to employee share benefit schemes. The grant date fair value of such options are calculated using the Black-Scholes model whose input assumptions are derived from market and other internal estimates. The key estimates include volatility rates and the expected life of the options, together with the likelihood of non-market performance conditions being achieved. Company funded loan plan The Company Funded Loan Plan provides interest free loans to employees for employees to be able to exercise share options. Loan to employees are recorded at fair value on initial recognition. A key estimate for deriving Fair value of loans provided under the Company Funded Loan Plan is determining the market interest rates for similar loans. Accounting Judgements Exploration and evaluation expenditure The Group capitalises expenditure relating to exploration and evaluation where it is considered likely to be recoverable or where the activities have not reached a stage that permits a reasonable assessment of the existence of reserves. The carrying values of exploration and evaluation expenditure were assessed for indicators of impairment based on an estimation of the recoverability from expected future development and production. In forming this assessment, the Group considered the external Maiden Resources Estimate, the status of its permits and internal economic models and financing which supported the carrying value of the project. No triggers of impairment were identified at 30 June 2019. The Directors have carried out an assessment of the carrying values of deferred exploration and evaluation expenditure and any required impairment and is included in note 12. Functional currency The functional currency for the Company is the currency of the primary economic environment in which the entity operates. The Company changed its functional currency from the Australian dollar to the US dollar in the current financial year. Determination of functional currency may involve certain judgments to determine the primary economic environment. Expenditure at a company level will continue to be incurred in a number of currencies but given the future activities driven by the release of the PEA in funding a prefeasibility and bankable feasibility Management have judged that USD faithfully represents the currency that impacts the primary economic environment. Management will continue to make this judgement at each reporting period. Net smelter royalty payable A 2% net smelter royalty is payable to Santa Barbara Resources Limited, who were the previous owners of the Cascabel tenements. These royalties can be bought out by paying a total of US$4 million. Fifty percent (50%) of the royalty can be purchased for US$1 million 90 days following the completion of a feasibility study and the remaining 50% of the royalty can be purchased for US$3 million 90 days following a production decision. Significant management judgement is required in determining whether a liability should be recognised in respect of the net smelter royalty payable. Given that the project is still in early stages and there is uncertainty surrounding timing of cashflows, the Group has determined that it cannot recognise a liability since the amount of the present obligation cannot be reliably measured. This is therefore considered to be a contingent liability. SolGold plc annual financial statements for the year ended 30 June 2019 25

SolGold

Notes to the Financial Statements

For the year ended 30 June 2019

Note 1 Accounting Policies (continued)

(x) Critical Accounting Estimates and Judgements (continued)

Company funded loan plan

The Company Funded Loan Plan provides interest free loans to employees for employees to be able to exercise share options. Loan to employees are recorded at fair value on initial recognition. Key judgement is required in determining the fair value of the loans at inception based on market interest rates and timing of cash flows. Furthermore, judgement is required to ascertain the likelihood of any expected credit losses on the loans provided under the Company Funded Loan Plan.

Note 2 Segment Reporting

The Group determines and separately reports operating segments based on information that is internally provided to the Board of Directors, who are the Group's chief operating decision makers.

The Group has outlined below the separately reportable operating segments, having regard to the quantitative threshold tests provided in IFRS 8, namely that the relative revenue, asset or profit / (loss) position of the operating segment equates to 10% or more of the Group's respective total. The Group reports information to the Board of Directors along company lines. That is, the financial position of SolGold and each of its subsidiary companies is reported discretely, together with an aggregated Group total. Accordingly, each company within the Group that meets or exceeds the threshold tests outlined above is separately disclosed below. The financial information of the subsidiaries that do not exceed the thresholds outlined above, and is therefore not reported separately, is aggregated as Other Subsidiaries.

30 June 2019	Finance Income	Depreciation	Impairment of E&E	Loss for the year	Assets	Liabilities	Share Based Payments	Non-current asset additions
	US$	US$	US$	US$	US$	US$	US$	US$
Cascabel project *	6,373	26,617	-	(8,553,393)	152,074,758	3,684,895	7,699,676	59,337,971
Other Ecuadorian projects	-	442	208,914	(647,753)	30,775,886	1,526,728	-	12,762,403
Other projects	630	13	19,337	(75,820)	9,739,313	7,435	-	(60,147)
Corporate	668,408	40,532	-	(22,792,827)	52,126,206	1,295,534	16,183,483	10,982,295
Total	**675,411**	**67,604**	**228,251**	**(32,069,793)**	**244,716,163**	**6,514,592**	**23,883,159**	**83,022,522**

30 June 2018	Finance Income	Depreciation	Impairment of E&E	Loss for the year	Assets	Liabilities	Share Based Payments	Non-current asset additions
	US$	US$	US$	US$	US$	US$	US$	US$
Cascabel project *	-	24,508	-	(867,403)	89,537,439	5,041,776	-	52,507,789
Other Ecuadorian projects	174	-	282,005	(309,987)	13,979,032	471,335	-	10,439,160
Other projects	51	268	681	(64,258)	9,875,043	83,272	-	595,543
Corporate	517,311	37,069	-	(13,911,798)	64,184,046	1,387,359	8,124,305	(6,005,978)
Total	**517,536**	**61,845**	**282,686**	**(15,154,446)**	**177,575,560**	**6,983,742**	**8,124,305**	**57,536,514**

* The Cascabel project is held the subsidiary Exploraciones Novomining S.A. which is 15% owned by a non-controlling interest. See further details of the subsidiary in note 9.

Geographical information

Non-current assets	2019 US$	2018 US$
UK	-	-
Australia	15,832,185	12,894,731
Solomon Islands	60,355	-
Ecuador	184,186,097	100,973,816
	200,078,637	**113,868,547**

The Group had no revenue during the current and prior year.

SolGold plc annual financial statements for the year ended 30 June 2019 26

SolGold

Notes to the Financial Statements

For the year ended 30 June 2019

Note 3 Operating Loss

	Group 2019 US$	Group 2018 US$
The operating loss is stated after charging (crediting)		
Auditors' remuneration:		
Amounts received or due and receivable by BDO (UK) for audit of the Company and Group's annual accounts	196,238	195,300
Amounts received or due and receivable by BDO (Ecuador) for the audit of the subsidiaries	62,237	47,345
Other non-audit services	139,081	43,531
Depreciation	67,604	61,845
Foreign exchange (gains)/losses	(629,207)	(3,163,593)
Share based payments (Note 19)	23,883,159	8,124,305

Note 4 Staff Numbers and Costs

	Group 2019	Group 2018	Company 2019	Company 2018
Corporate finance and administration	30	22	18	12
Technical – permanent	415	250	6	6
Technical - temporary	225	183	-	-
	670	**455**	**24**	**18**

The aggregate payroll costs of employees were:

	Group 2019 US$	Group 2018 US$	Company 2019 US$	Company 2018 US$
Wages and salaries	16,772,817	11,454,185	2,992,048	1,853,302
Contributions to superannuation	41,874	40,384	41,874	40,384
Share based payments	23,883,159	8,124,305	16,183,483	8,124,305
Total staff costs	**40,697,850**	**19,618,874**	**19,217,405**	**10,017,991**

Included within total staff costs is US$14,992,821 (2018: US$10,000,122) which has been capitalised as part of deferred exploration costs.

SolGold plc annual financial statements for the year ended 30 June 2019 27

SolGold

Notes to the Financial Statements

For the year ended 30 June 2019

Note 5 Remuneration of Key Management Personnel

	Basic Annual Salary US$	Bonus US$	Other Benefits[1] US$	Pensions US$	Total Remuneration US$
2019					
Directors					
Nicholas Mather (highest paid director)	425,386	114,036	2,875,779	-	3,415,201
Brian Moller	78,015	-	540,182	-	618,197
Robert Weinberg	49,671	-	332,299	-	381,970
John Bovard[2]	24,945	-	168,492	-	193,437
Craig Jones	49,678	-	332,299	-	381,977
James Clare	49,678	-	573,327	-	623,005
Jason Ward[3]	260,125	205,264	1,421,592	-	1,886,981
Liam Twigger[4]	1,914	-	-	-	1,914
Anna Legge[3]	113,546	70,919	809,947	3,022	997,434
Other Key Management Personnel[5]	617,434	324,774	3,447,823	31,484	4,421,515
Total paid to Key Management Personnel	**1,670,392**	**714,993**	**10,501,740**	**34,506**	**12,921,631**
Other staff and contractors	14,313,747	73,685	13,381,419	7,368	27,776,219
Total	**15,984,139**	**788,678**	**23,883,159**	**41,874**	**40,697,850**

[1] Other Benefits represents the fair value of the share options granted during the year based on the Black-Scholes model considering the effects of the vesting conditions.

[2]. John Bovard retired as a Director effective 20 December 2018.

[3] Jason Ward and Anna Legge were appointed as Executive Directors effective 17 June 2019. Basic Annual Salary includes total remuneration paid for the year including payments prior to Director appointment.

[4] Liam Twigger was appointed as Non-Executive Director effective 17 June 2019.

[5] Other Key Management Personnel consist of the aggregated remuneration of Karl Schlobohm (Company Secretary), Priy Jayasuriya (Chief Financial Officer), Benn Whistler (Technical Services Manager), Chris Connell (Regional Exploration Manager), and Eduardo Valenzuela (Study Manager).

	Basic Annual Salary US$	Bonus US$	Other Benefits[1] US$	Pensions US$	Total Remuneration US$
2018					
Directors					
Nicholas Mather[2] (highest paid director)	307,480	-	3,408,053	-	3,715,533
Brian Moller[2]	84,557	-	486,865	-	571,422
Robert Weinberg	53,809	-	292,119	-	345,928
John Bovard	53,809	-	292,119	-	345,928
Craig Jones	53,809	-	292,119	-	345,928
James Clare	8,968	-	-	-	8,968
Other Key Management Personnel[3]	853,021	-	2,607,950	38,193	3,499,164
Total paid to Key Management Personnel	**1,415,453**	-	**7,379,225**	**38,193**	**8,832,871**
Other staff and contractors	10,038,732	-	745,080	2,191	10,786,003
Total	**11,454,185**	-	**8,124,305**	**40,384**	**19,618,874**

[1] Other Benefits represents the fair value of the share options granted during the year based on the Black-Scholes model.

[2] During the year Mr Mather and Mr Moller exercised a total of 2,600,000 options granted under the employee share option plan (2017: nil). The nominal gain on the date of exercise of the share options was US$573,150.

[3] Other Key Management Personnel consist of the aggregated remuneration of Karl Schlobohm (Company Secretary), Priy Jayasuriya (Chief Financial Officer), Jason Ward (Chief Geologist), Benn Whistler (Technical Services Manager), Eduardo Valenzuela (Study Manager) and Lazaro Roque-Albelo (Latin Affairs Manager).

During the year, US$34,506 employer's social security costs (2018: US$38,193) were paid in respect of remuneration for key management personnel.

SolGold plc annual financial statements for the year ended 30 June 2019 28

SolGold

Notes to the Financial Statements

For the year ended 30 June 2019

Note 6 Finance Income and Costs

	Group 2019 US$	Group 2018 US$
Interest income	369,718	517,536
Accretion of Interest on Company Funded Loan Plan (note 13)	305,692	-
Finance income	**675,410**	**517,536**

Note 7 Tax Expense

Factors affecting the tax charge for the current year

The tax credit for the period is lower than the credit resulting from the application of the standard rate of corporation tax in Australia of 30% (2018: 30%) being applied to the loss before tax arising during the year. The differences are explained below.

	Group 2019 US$	Group 2018 US$
Tax reconciliation		
Loss before tax	(32,684,699)	(11,844,645)
Tax at 30% (2018: 30%)	(9,805,410)	(3,553,393)
Add (less) tax effect of:		
Permanent differences	7,353,124	2,455,664
Derecognise (Recognise) prior year losses	1,793,556	4,803,092
Prior period adjustments to true-up tax return	-	(516,599)
Other	(23,709)	92,176
Impact of tax rate differences	120,128	-
Impact of exchange rate differences	(52,595)	28,862
Income tax (benefit) expense on loss	**(614,906)**	**3,309,802**
Components of tax (expense) / benefit on other comprehensive income comprise of:		
Valuation gains on available for sale investments (see note 14)	(629,818)	1,981,335
Income tax (expense) benefit on other comprehensive income	**(629,818)**	**1,981,335**
Amounts recognised directly in equity		
Net deferred tax credited directly to equity	14,912	1,287,403
Income tax benefit recognised directly in equity	**14,912**	**1,287,403**

Deferred tax assets are recognised only to the extent of deferred tax liabilities. Where deferred tax assets exceed deferred tax liabilities, deferred tax assets on carried forward tax losses are derecognised in the first instance.

Factors that may affect future tax charges

The Group has carried forward gross tax losses of approximately US$58.8 million (2018: US$49.2 million). These losses may be deductible against future taxable income dependent upon the on-going satisfaction by the relevant Group Company of various tax integrity measures applicable in the jurisdiction where the tax loss has been incurred. The jurisdictions in which tax losses have been incurred include Australia, Ecuador and the Solomon Islands. Tax losses in Australia can be carried forward indefinitely while in Ecuador, tax losses may be carried forward and offset against profits in the following five years, provided that the amount offset does not exceed 25% of the year's profits.

SolGold plc annual financial statements for the year ended 30 June 2019 29

Notes to the Financial Statements For the year ended 30 June 2019 Note 8Loss Per Share Basic loss per share (1.8) (0.9) Diluted loss per share (1.8) (0.9) (a) Loss Loss used to calculate basic and diluted loss per share (31,941,715) (15,026,902) (b) Weighted average number of shares Used in calculating basic LPS 1,800,361,098 1,620,664,370 Weighted average number of dilutive options - 3,780,868 Weighted average number of ordinary shares and potential ordinary shares used in calculating dilutive LPS 1,800,361,098 1,624,445,238 The 160,262,000 options on issue at 30 June 2019 are out of the money and are considered non-dilutive. These out of the money options may become dilutive in the future. SolGold plc annual financial statements for the year ended 30 June 2019 30 Number ofNumber of sharesshares 20192018 US$US$ 20192018 Cents per shareCents per share

SolGold

Notes to the Financial Statements

For the year ended 30 June 2019

Note 9 Investments in Subsidiary Undertakings

	Country of incorporation and operation	Registered Address	Principal activity	SolGold plc's effective interest 2019	SolGold plc's effective interest 2018
Australian Resources Management (ARM) Pty Ltd	Australia	Level 27, 111 Eagle Street Brisbane, QLD, 4000 Australia	Exploration	100%	100%
Acapulco Mining Pty Ltd	Australia	Level 27, 111 Eagle Street Brisbane, QLD, 4000 Australia	Exploration	100%	100%
Central Minerals Pty Ltd	Australia	Level 27, 111 Eagle Street Brisbane, QLD, 4000 Australia	Exploration	100%	100%
Solomon Operations Ltd	Solomon Islands	c/- Morris & Sojnocki Chartered Accountants 1st Floor City Centre Building, Mendana Avenue, Honiara Solomon Islands	Exploration	100%	100%
Honiara Holdings Pty Ltd	Australia	Level 27, 111 Eagle Street Brisbane, QLD, 4000 Australia	Exploration	100%	100%
Guadalcanal Exploration Pty Ltd	Australia	Level 27, 111 Eagle Street Brisbane, QLD, 4000 Australia	Exploration	100%	100%
Exploraciones Novomining S.A.	Ecuador	Avenida La Coruña E25-58 y San Ignacio, Edificio Altana Plaza piso 4, oficina 406 Quito Ecuador	Exploration	85%	85%
Carnegie Ridge Resources S.A.	Ecuador	Avenida La Coruña E25-58 y San Ignacio, Edificio Altana Plaza piso 4, oficina 406 Quito Ecuador	Exploration	100%	100%
Green Rock Resources S.A.	Ecuador	Avenida La Coruña E25-58 y San Ignacio, Edificio Altana Plaza piso 4, oficina 406 Quito Ecuador	Exploration	100%	100%
Valle Rico Resources S.A.	Ecuador	Avenida La Coruña E25-58 y San Ignacio, Edificio Altana Plaza piso 4, oficina 406 Quito Ecuador	Exploration	100%	100%
Cruz Del Sol S.A.	Ecuador	Avenida La Coruña E25-58 y San Ignacio, Edificio Altana Plaza piso 4, oficina 406 Quito Ecuador	Exploration	100%	100%
SolGold Ecuador S.A	Ecuador	Avenida La Coruña E25-58 y San Ignacio, Edificio Altana Plaza piso 4, oficina 406 Quito Ecuador	Services Management Company	100%	-

SolGold plc annual financial statements for the year ended 30 June 2019 31

SolGold

Notes to the Financial Statements

For the year ended 30 June 2019

Note 9 Investments in Subsidiary Undertakings (continued)

	Investment in subsidiary undertakings US$
Cost	
Balance at 30 June 2017	**87,330,540**
Acquisitions and advances in the year	60,818,433
Change in currency variance	(3,218,183)
Balance at 30 June 2018	**144,930,790**
Acquisitions and advances in the year	88,725,265
Change in currency variance	2,029,513
Balance at 30 June 2019	**235,685,568**
Amortisation and impairment losses	
Balance at 30 June 2017	**(37,940,482**
Provision for impairment	-
Change in currency variance	1,391,670
Balance at 30 June 2018	**(36,548,812)**
Provision for impairment	-
Change in currency variance	1,370,702
Balance at 30 June 2019	**(35,178,110)**
Carrying amounts	
Balance at 30 June 2017	49,390,058
Balance at 30 June 2018	108,381,978
Balance at 30 June 2019	**200,507,458**

Note 10 Investments

(a) Investments accounted for as available-for-sale assets / Financial assets held at fair value through OCI

	Group		Company	
	2019 US$	2018 US$	2019 US$	2018 US$
Movements in financial assets				
Opening balance at 1 July	4,031,236	11,043,230	4,025,313	11,038,942
Additions	-	-	-	-
Fair Value adjustment through other comprehensive income	1,921,203	(7,011,994)	1,921,502	(7,013,629)
Balance at 30 June	**5,952,439**	**4,031,236**	**5,946,815**	**4,025,313**

Financial assets comprise an investment in the ordinary issued capital of Cornerstone Capital Resources Inc., listed on the Toronto Venture Exchange ("TSXV") and an investment in the ordinary issued capital of Aus Tin Mining Ltd, a company listed on the Australian Securities Exchange.

(b) Fair value

Fair value hierarchy

The following table details the consolidated entity's assets and liabilities, measured or disclosed at fair value, using a three-level hierarchy, based on the lowest level of input that is significant to the entire fair value measurement being:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date.
Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.
Level 3: Unobservable inputs for the asset or liability.

SolGold plc annual financial statements for the year ended 30 June 2019 32

SolGold

Notes to the Financial Statements

For the year ended 30 June 2019

Note 10 Investments (continued)

The fair values of financial assets and financial liabilities approximate their carrying amounts principally due to their short-term nature or the fact that they are measured and recognised at fair value.

The following table represents the Group's financial assets and liabilities measured and recognised at fair value.

	US$ Level 1	US$ Level 2	US$ Level 3	US$ Total
2019				
Financial assets held at fair value through OCI	5,952,439	-	-	5,952,439
2018				
Available for sale financial assets	4,031,236	-	-	4,031,236

The financial assets are measured based on the quoted market prices at 30 June. On the adoption of IFRS 9 the Financial Assets previously classified as Available for Sale have been reclassified as Financial Assets held at fair value through OCI.

Note 11 Property, Plant and Equipment

	Group						Company
	Land and Buildings US$	Plant and Equipment US$	Motor Vehicles US$	Office Equipment US$	Furniture & Fittings US$	Total US$	Total US$
Cost							
Balance 30 June 2017	**149,464**	**565,859**	**655,958**	**284,437**	**200,489**	**1,856,207**	**215,441**
Effect of foreign exchange on opening balance	-	(17,439)	(2,189)	(2,864)	(1,082)	(23,574)	(7,957)
Additions	1,052,358	404,139	484,021	295,854	65,423	2,301,795	12,584
Disposals	-	-	(35,155)	-	-	(35,155)	-
Balance 30 June 2018	**1,201,822**	**952,559**	**1,102,635**	**577,427**	**264,830**	**4,099,273**	**220,068**
Effect of foreign exchange on opening balance	-	(1,840)	(2,860)	(2,743)	(2,470)	(9,913)	(370)
Additions	6,043,221	106,170	5,490	71,429	-	6,226,310	4,239
Balance 30 June 2019	**7,245,043**	**1,056,889**	**1,105,265**	**646,113**	**262,360**	**10,315,670**	**223,937**
Depreciation and impairment losses							
Balance 30 June 2017	**-**	**(191,464)**	**(134,541)**	**(122,476)**	**(41,043)**	**(489,524)**	**(69,894)**
Effect of foreign exchange on opening balance	-	13,594	2,189	3,509	1,178	20,470	3,951
Depreciation charge for the year	-	(31,527)	-	(28,634)	(1,684)	(61,845)	(37,068)
Depreciation capitalised to exploration	-	(86,385)	(199,682)	(96,057)	(39,725)	(421,849)	-
Disposals	-	-	20,507	-	-	20,507	-
Balance 30 June 2018		**(295,782)**	**(311,527)**	**(243,658)**	**(81,274)**	**(932,241)**	**(103,011)**
Effect of foreign exchange on opening balance	-	5,020	2,863	4,327	840	13,050	3,516
Depreciation charge for the year	-	(32,471)	-	(29,074)	(6,059)	(67,604)	(40,532)
Depreciation capitalised to exploration	-	(98,834)	(210,025)	(129,614)	(42,616)	(481,089)	-
Balance 30 June 2019	**-**	**(422,065)**	**(518,690)**	**(398,020)**	**(129,110)**	**(1,467,885)**	**(140,027)**
Carrying amounts							
At 30 June 2017	149,464	374,395	521,417	161,961	159,446	1,366,683	145,547
At 30 June 2018	1,201,822	656,777	791,108	333,769	183,556	3,167,032	117,057
At 30 June 2019	**7,245,043**	**634,824**	**586,575**	**248,093**	**133,250**	**8,847,785**	**83,910**

SolGold plc annual financial statements for the year ended 30 June 2019 33

SolGold

Notes to the Financial Statements
For the year ended 30 June 2019

Note 12 Intangible Assets

	Group deferred exploration costs US$
Cost	
Balance 30 June 2017	**85,686,322**
Effect of foreign exchange on opening balances	(2,003,944)
Additions – expenditure	60,681,617
Balance 30 June 2018	**144,363,995**
Effect of foreign exchange on opening balances	(2,498,995)
Additions - expenditure	72,995,493
Balance 30 June 2019	**214,860,493**
Impairment losses	
Balance 30 June 2017	**(39,777,784)**
Impairment charge	(282,686)
Effect of foreign exchange on restatement	1,472,661
Balance 30 June 2018	**(38,587,809)**
Effect of foreign exchange on opening balances	1,437,439
Impairment Charge	(228,251)
Balance 30 June 2019	**(37,378,621)**
Carrying amounts	
At 30 June 2017	45,908,538
At 30 June 2018	105,776,186
At 30 June 2019	**177,481,872**

Impairment loss
A decision was made to expense US$228,251 (2018: US$282,686) for exploration expenditure associated with other tenements that were surrendered or lapsed during the year. An assessment of the carrying values of deferred exploration costs is provided below.

Cascabel Project (85% Ownership)

The Cascabel Project is SolGold's flagship project. In November 2018, an updated Mineral Resource Estimate was released which demonstrated a resource of 2.95 Bt @ 0.52% CuEq (15.4 Mt CuEq) containing 10.9 Mt Cu and 23.2 Moz Au at 0.2% CuEq cut-off. Furthermore, in May 2019, a Preliminary Economic Assessment ("PEA") for the Alpala Copper-Gold-Silver Deposit, Cascabel Project Northern Ecuador was released.

Based on the above management have assessed that there are no indicators of impairment for the aggregate carrying value of US$142.63 million.

SolGold plc annual financial statements for the year ended 30 June 2019 34

Notes to the Financial Statements For the year ended 30 June 2019 Note 12 Intangible Assets (continued) SolGold 100% owned Projects Regional Concessions Granted for 100% SolGold Ecuador Subsidiaries The 100% owned SolGold Ecuador Subsidiaries house the 72 mining concessions in Ecuador that the companies were successful in bidding as part of the auction process in 2016 and 2017. Post this release of mining concessions by the Government of Ecuador, no more mining concessions are planned to be released. The Company has carried out initial exploration work programs on these concessions and delineated 12 priority projects. Based on the above management have assessed that there are no indicators of impairment for the aggregate carrying value of US$25.19 million. Acapulco Mining Projects The main exploration project of Acapulco Mining Pty Ltd is the Mt Perry project. Initial exploration has targeted the previously abandoned high grade underground mines in the New Moonta area. The drilling was completed early July 2018. Drilling has identified chalcopyrite and molybdenum mineralisation consistent with and indicative of a porphyry system. Both holes intersected a copper/molybdenum mineralised monzonite porphyry and were terminated in mineralisation. Based on the above management have assessed that there are no indicators of impairment for the aggregate carrying value of US$6.48 million. Central Minerals Projects Central Minerals hold the Rannes project which has a JORC certified resource of 550,000 ounces of gold equivalents. Recent transactions have valued in ground gold resources between US$10-US$15 per ounce. Based on recent transactions, this values the Rannes project between US$5.5 million and US$8.25 million. Based on the above management have assessed that there are no indicators of impairment for the aggregate carrying value of US$3.11 million. SolGold plc annual financial statements for the year ended 30 June 2019 35

SolGold

Notes to the Financial Statements

For the year ended 30 June 2019

Note 13 Loan Receivables and Other Non-Current Assets

	Group 2019 US$	Group 2018 US$	Company 2019 US$	Company 2018 US$
Movements in loan receivable and other non-current assets				
Security bonds	1,298,710	894,093	763,806	683,947
Company Funded Loan Plan Receivable	6,496,407	-	6,496,407	-
Closing balance at the end of the reporting period	**7,796,541**	**894,093**	**7,260,213**	**683,947**
Company Funded Loan Plan Receivable				
Balance at beginning of reporting period	-	-	-	-
Additions – funds loaned under the plan	7,220,950	-	7,220,950	-
Fair value adjustment recognised as an employee benefit expense	(921,448)	-	(921,448)	-
Accretion of interest	299,319	-	299,319	-
Effect of foreign exchange	(102,414)		(102,414)	-
Balance at end of reporting period	**6,496,407**	-	**6,496,407**	-

The Company Funded Loan Plan (the "Plan") is a plan established by the Company to assist employees in exercising share options. On 29 October 2018, the Company assisted employees to exercise 19,950,000 options previously issued to employees of the Company in 2019 via the Plan. As at 30 June 2019 there have been no repayments against the loans provided.

The key terms of this Plan are as follows:

- The employee may only use a loan under the Plan to pay for the exercise of Employee Options granted by the Company.
- The loan will be granted for a maximum period of 2 years.
- No interest will be charged on the loan.
- The loan is secured by the shares granted on the exercise of the Employee Options.
- The loans provided are full recourse.

As the loan provided by the Company was at a favourable rate of interest for the employees, the loan receivable under the Plan was fair valued. The fair value of the loan was estimated based on the future cash flow and a market rate of 7%. In future reporting periods, the loan will be measured at amortised cost. The loans provided are full recourse loans. If the sale of shares does not cover full repayment the balance will be recovered from employees. This transaction was a non cash transaction with employees. Management have considered the likelihood of default is low and the expected credit losses under the loans will be immaterial and accordingly, no impairment has been recognised at 30 June 2019. The loan is a non-cash transaction.

Security bonds relate to cash security held against office premises, Level 27, 111 Eagle St, Brisbane, Queensland Australia, cash security held by Queensland Department of Natural Resources and Mines against Queensland exploration tenements held by the Group and on cash backed bank guarantees held by the Ecuadorian Ministry of Environment against Ecuadorian exploration tenements held by the Group.

SolGold plc annual financial statements for the year ended 30 June 2019 36

SolGold

Notes to the Financial Statements
For the year ended 30 June 2019

Note 14 Deferred Taxation

Recognised deferred tax assets and liabilities

Group 2019	Opening balance US$	Net charged to income US$	Net charged to other comprehensive income US$	Net charged to equity US$	Net movement on unwind / transfer US$	Closing balance US$
Recognised deferred tax assets						
Carried forward tax losses	20,961,290	(10,931,868)	-	-	-	10,029,422
Accruals / provisions	1,462,888	(521,043)	-	14,912	-	956,757
Potential benefit	**22,424,178**	**(11,452,911)**	-	**14,912**	**-**	**10,986,179**
Recognised deferred tax liabilities						
Financial assets held at fair value through other comprehensive income	(848,889)	254,646	(629,818)	-	-	(1,224,062)
Exploration and evaluation assets	(20,892,396)	18,668,777	-	-	-	(2,223,619)
Foreign exchange gains/losses	(682,893)	(6,855,606)	-	-	-	(7,538,499)
Potential benefit	**(22,424,178)**	**12,067,817**	**(629,818)**	**-**	**-**	**(10,986,179)**
Net deferred taxes	**-**	**614,906**	**(629,818)**	**14,912**	**-**	**-**
Deferred tax assets not recognised						
Unused tax losses	10,766,262	(5,396,915)	-	-	-	5,369,347
Unused capital losses	-	-	-	-	-	-
Temporary differences[1]	8,962,905	-	-	-	-	8,962,905
Tax benefit	**19,729,167**	**(5,396,915)**	**-**	**-**	**-**	**14,332,252**

[1] Exploration expenditure incurred in the Solomon Islands that has been expensed. This is expenditure is deductible over 5 years from when production commences.

Group 2018	Opening balance US$	Net charged to income US$	Net charged to other comprehensive income US$	Net charged to equity US$	Net movement on unwind / transfer US$	Closing balance US$
Recognised deferred tax assets						
Carried forward tax losses	12,013,315	8,947,975	-	-	-	20,961,290
Accruals / provisions	233,085	(57,600)	-	1,287,403	-	1,462,888
Potential benefit	**12,246,400**	**8,890,375**	**-**	**1,287,403**	**-**	**22,424,178**
Recognised deferred tax liabilities						
Available for sale financial assets	(2,830,224)	-	1,981,335	-	-	(848,889)
Exploration and evaluation assets	(9,413,176)	(11,476,220)	-	-	-	(20,892,396)
Foreign exchange gains/losses	-	(682,893)	-	-	-	(682,893)
Potential benefit	**(12,243,400)**	**(12,159,113)**	**1,981,335**	**-**	**-**	**(22,424,178)**
Net deferred taxes	**-**	**(3,268,738)**	**1,981,335**	**1,287,403**	**-**	**-**
Deferred tax assets not recognised						
Unused tax losses	4,961,054	5,805,208	-	-	-	10,766,262
Unused capital losses	-	-	-	-	-	-
Temporary differences[1]	8,962,905	-	-	-	-	8,962,905
Tax benefit	**13,923,959**	**5,805,208**	**-**	**-**	**-**	**19,729,167**

[1] Exploration expenditure incurred in the Solomon Islands that has been expensed. This expenditure is deductible over 5 years from when production commences.

SolGold plc annual financial statements for the year ended 30 June 2019 37

SolGold

Notes to the Financial Statements
For the year ended 30 June 2019

Note 14 Deferred Taxation (continued)

Recognised deferred tax assets and liabilities (continued)

Company 2019	Opening balance US$	Net charged to income US$	Net charged to other comprehensive income US$	Net charged to equity	Closing balance US$
Recognised deferred tax assets					
Carried forward tax losses	848,890	6,956,912	-	-	7,805,802
Accruals / provisions	-	30,994	-	-	30,994
Capital raising costs	-	879,620	-	14,912	894,532
Other temporary differences	-	31,232	-	-	31,232
Potential benefit	**848,890**	**7,898,758**	**-**	**14,912**	**8,762,560**
Recognised deferred tax liabilities					
Available for sale financial assets	(848,890)	254,646	(629,818)	-	(1,224,062)
Foreign exchange gains/losses		(7,538,499)	-	-	(7,538,499)
Potential benefit	**(848,890)**	**(7,283,853)**	**(629,818)**	**-**	**(8,762,561)**
Net deferred taxes	**-**	**614,906**	**(629,818)**	**14,912**	**-**
Deferred tax assets not recognised					
Unused tax losses	4,047,810	1,299,685	-	-	5,347,495
Unused capital losses	-	-	-	-	-
Temporary differences	-	-	-	-	-
Tax benefit	**4,047,810**	**1,299,685**	**-**	**-**	**5,347,495**

Company 2018	Opening balance US$	Net charged to income US$	Net charged to other comprehensive income US$	Net charged to equity US$	Closing balance US$
Recognised deferred tax assets					
Carried forward tax losses	2,830,225	(1,981,335)	-	-	848,890
Accruals / provisions	-	-	-	-	-
Potential benefit	**2,830,225**	**(1,981,335)**	**-**	**-**	**848,890**
Recognised deferred tax liabilities					
Available for sale financial assets	(2,830,225)	-	1,981,335	-	(848,890)
Exploration and evaluation assets	-	-	-	-	-
Potential benefit	**(2,830,225)**	**-**	**1,981,335**	**-**	**(848,890)**
Net deferred taxes	**-**	**(1,981,335)**	**1,981,335**	**-**	**-**
Deferred tax assets not recognised					
Unused tax losses	2,359,611	1,688,199	-	-	4,047,810
Unused capital losses	-	-	-	-	-
Temporary differences	-	-	-	-	-
Tax benefit	**2,359,611**	**1,688,199**	**-**	**-**	**4,047,810**

The deferred tax asset in respect of these items has not been recognised as future taxable profit is not anticipated within the foreseeable future.

SolGold plc annual financial statements for the year ended 30 June 2019 38

SolGold

Notes to the Financial Statements

For the year ended 30 June 2019

Note 15 Other Receivables and Prepayments

	Group 2019 US$	Group 2018 US$	Company 2019 US$	Company 2018 US$
Other receivables	2,534,160	2,896,651	187,172	170,235
Prepayments	357,166	234,858	357,166	234,625
	2,891,326	**3,131,509**	**544,338**	**404,860**

Other receivables represent Australian Goods and Services Tax receivable, advances made to landowners in Ecuador for land purchases and in the prior year funds receivable from the exercise of share options. A provision for impairment loss is recognised when there is objective evidence that an individual receivable is impaired. No impairment loss has been recorded for the current and previous financial year.

Note 16 Cash and Cash Equivalents

	Group 2019 US$	Group 2018 US$	Company 2019 US$	Company 2018 US$
Cash at bank	41,746,200	60,575,504	38,290,929	58,948,814
Cash and cash equivalents in the statement of cash flows	**41,746,200**	**60,575,504**	**38,290,929**	**58,948,814**

The Group and Company do not have any loans or borrowings and therefore there are no changes in liabilities arising from financing activities to be disclosed in the cash flow statement.

Note 17 Allotted, Called-up and Fully Paid Share Capital and Reserves

(a) Authorised Share Capital

	2018 No. of Shares	2018 Nominal Value £
At 1 July 2017 – Ordinary shares	**2,020,000,000**	**20,200,000**
Increase in authorised share capital of £0.01 each on 30 January 2018	735,024,500	7,350,245
At 30 June 2018 – Ordinary shares	**2,755,024,500**	**27,550,245**

	2019 No. of Shares	2019 Nominal Value £
At 1 July 2018 – Ordinary shares	2,755,024,500	27,550,245
Increase in authorised share capital of £0.01 each on 17 December 2018	613,203,900	6,132,039
At 30 June 2019 – Ordinary shares	**3,368,228,400**	**33,682,284**

Ordinary shares participate in dividends and the proceeds on winding up the Company in proportion to the number of shares held. At shareholder meetings each ordinary share is entitled to one vote when a poll is called, otherwise each shareholder has one vote on show of hands.

SolGold plc annual financial statements for the year ended 30 June 2019 39

SolGold

Notes to the Financial Statements

For the year ended 30 June 2019

Note 17 Allotted, Called-up and Fully Paid Share Capital and Reserves (continued)

(b) Changes in Allotted, Called-up and Fully Paid Share Capital and Share Premium

	No. of Shares	Nominal Value US$	Share Premium US$	Total US$
Ordinary shares of 1p each at 30 June 2017	1,512,955,686	21,987,050	164,792,271	186,779,321
Shares issued at £0.14 – Exercise of options 7 July 2017	1,300,000	16,705	217,168	233,873
Shares issued at £0.28 – Exercise of options 7 July 2017	1,300,000	16,705	451,041	467,746
Shares issued at £0.38 – Newcrest share issue 11 August 2017*	690,000	8,973	333,424	342,397
Shares issued at £0.25 – Placement 30 November 2017	180,000,000	2,414,420	57,945,935	60,360,355
Share issue costs charged to share premium account	-	-	(798,321)	(798,321)
Ordinary shares of 1p at 30 June 2018	**1,696,245,686**	**24,443,853**	**222,941,518**	**247,385,371**

	No. of Shares	Nominal Value US$	Share Premium US$	Total US$
Ordinary shares of 1p each at 1 July 2018	1,696,245,686	24,443,853	222,941,518	247,385,371
Shares issued at £0.28 – Exercise of options 4 October 2018	550,000	7,008	189,222	196,230
Shares issued at £0.14 – Exercise of options 11 October 2018	9,795,884	128,064	1,664,829	1,792,893
Shares issued at £0.28 – Exercise of options 11 October 2018	9,795,884	128,064	3,457,721	3,585,785
Shares issued at £0.45 – BHP placement 17 October 2018	100,000,000	1,311,687	57,714,208	59,025,895
Shares issued at £0.28 – Exercise of options 29 October 2018	20,624,553	264,059	7,129,583	7,393,642
Shares issued at £0.3888 – BHP share issue 8 November 2018*	2,596,826	33,828	1,281,416	1,315,244
Shares issued at £0.3714 – Newcrest share issue 26 November 2018*	6,712,000	85,861	3,103,043	3,188,904
Share issue costs charge to share premium account	-	-	(105,581)	(105,581)
Ordinary shares of 1p at 30 June 2019	**1,846,321,033**	**26,402,424**	**297,375,959**	**323,778,383**

*Both Newcrest and BHP have anti-dilution rights under their respective share subscription agreements to subscribe for further shares to maintain their relevant interests of the share capital of SolGold.

Capital Management

Management controls the capital of the Group in order to generate long-term shareholder value and ensure that the Group can fund operations and continue as a going concern. Management effectively manages the Group's capital by assessing the Group's financial risks and adjusting its capital structure in response to changes in these risks and in the market. These responses include share issues and debt considerations. Given the nature of the Group's current activities the entity will remain dependant on equity funding in the short to medium term until such time as the Group becomes self-financing from the commercial production of mineral resources.

Note 18 Trade and Other Current Payables

	Group 2019 US$	Group 2018 US$	Company 2019 US$	Company 2018 US$
Current				
Trade payables	1,461,582	2,238,225	481,732	1,076,171
Other payables	2,264,538	1,480,574	148,617	83,189
Accrued expenses	2,788,472	3,264,943	665,331	227,998
	6,514,592	**6,983,742**	**1,295,680**	**1,387,358**

Trade and other payables are measured at amortised cost. The decrease in trade payables is due to the decrease in the number of drill rigs on site at Cascabel. The number of drill rigs have progressively decreased over the 12-month period from 12 to 9.

Decrease in accrued expenses for the Group represents amounts recognised for metres drilled but not invoiced. The Group finished with 9 drill rigs on the Cascabel project in 2019 compared to 12 drill rigs in 2018.

SolGold plc annual financial statements for the year ended 30 June 2019 40

SolGold

Notes to the Financial Statements

For the year ended 30 June 2019

Note 19 Share Options

At 30 June 2019 the Company had 160,262,000 options outstanding for the issue of ordinary shares (2018: 88,353,768).

Options

Share options are granted to employees under the company's Employee Share Option Plan ("ESOP"). The employee share option plan is designed to align participants' interests with those of shareholders.

Unless otherwise documented with the Company, when a participant ceases employment prior to the vesting of their share options, the share options are forfeited after 90 days unless cessation of employment is due to termination for cause, whereupon they are forfeited immediately. The Company prohibits key management personnel from entering into arrangements to protect the value of unvested ESOP awards.

The contractual life of each option granted is generally two (2) to three (3) years. There are no cash settlement alternatives.

Each option can be exercised from vesting date to expiry date for one share with the exercise price payable in cash.

Share options issued

There were 115,750,000 options granted during the year ended 30 June 2019 (2018: 46,762,000).

On 5 July 2018, the Company issued a combined total of 21,500,000 unlisted share options over ordinary shares of the Company, including:

- 21,250,000 share options to employees and contractors. The options are exercisable at £0.40 and expire on 4 July 2020; and
- 250,000 share options to a contractor. The options are exercisable at £0.60 and expire on 4 July 2021.

On 6 November 2018, the Company issued a combined total of 82,875,000 unlisted share options over ordinary shares of the Company to employees. The options are exercisable at £0.60 and expire on 6 November 2021.

On 20 December 2018, the Company issued a combined total 11,375,000 unlisted share options over ordinary shares of the Company to Directors following approval granted by shareholders at the Company's AGM on 20 December 2018. The options are exercisable at £0.60 and expire on 20 December 2021.

Date of grant	Exercisable from	Exercisable to	Exercise prices	Number granted	Number at 30 June 2019
9 August 2017	The options vest on the earlier of: (a) 18 months, or (b) a Change of Control Transaction	8 August 2020	£0.60	46,750,000	44,500,000*
9 August 2017	The options vested immediately and exercisable through to 8 August 2020	8 August 2020	£0.60	12,000	12,000
5 July 2018	The options vested immediately, and exercisable through to 4 July 2020	4 July 2020	£0.40	21,250,000	21,250,000
5 July 2018	The options vested immediately, and exercisable through to 4 July 2021	4 July 2021	£0.60	250,000	250,000
6 November 2018	The options vested immediately, and exercisable through to 6 November 2021	6 November 2021	£0.60	82,875,000	82,875,000
20 December 2018	The options vested immediately, and exercisable through to 20 December 2021	20 December 2021	£0.60	11,375,000	11,375,000
				162,512,000	**160,262,000**

*2,250,000 options previously issued to John Bovard were forfeited during the year as a result of his retirement.

SolGold plc annual financial statements for the year ended 30 June 2019 41

SolGold

Notes to the Financial Statements

For the year ended 30 June 2019

Note 19 Share Options (continued)

Date of grant	Exercisable from	Exercisable to	Exercise prices	Number granted	Number at 30 June 2018
17 October 2016	The options vested immediately, through to 17 October 2018	17 October 2018	£0.14 £0.28	9,795,884 9,795,884	9,795,884 9,795,884
28 October 2016	The options vest on the earlier of: (a) the expiry of 75% of the Term, or (b) a Change of Control Transaction, as defined under the Company's ESOP Rules	28 October 2018	£0.28	22,000,000	22,000,000
28 July 2014	The options vest on the earlier of: (a) 18 months after the issue date, or (b) a Change of Control Transaction, as defined under the Company's ESOP Rules	8 August 2020	£0.60	36,750,000	36,750,000
9 August 2017	The options vest on the earlier of: (a) 18 months after the issue date, or (b) a Change of Control Transaction, as defined under the Company's ESOP Rules	8 August 2020	£0.60	10,012,000	10,012,000
				88,353,768	**88,353,768**

Share-based payments

The number and weighted average exercise price of share options are as follows:

	Weighted average exercise price 2019	Number of options 2019	Weighted average exercise price 2018	Number of options 2018
Outstanding at the beginning of the year	£0.45	88,353,768	£0.25	44,191,768
Exercised during the year	£0.25	(40,766,321)	£0.21	(2,600,000)
Lapsed during the year	£0.28	(825,447)	-	-
Forfeited during the year	£0.60	(2,250,000)	-	-
Granted during the year	£0.56	115,750,000	£0.60	46,762,000
Outstanding at the end of the year	£0.57	160,262,000	£0.45	88,353,768
Exercisable at the end of the year	£0.57	160,262,000	£0.28	41,603,768

The options outstanding at 30 June 2019 have an exercise price of £0.40 and £0.60 (2018: £0.14 and £0.60) and a weighted average contractual life of 1.84 years (2018: 1.26 years).

SolGold plc annual financial statements for the year ended 30 June 2019 42

SolGold

Notes to the Financial Statements

For the year ended 30 June 2019

Note 19 Share Options (continued)

Share-based payments (continued)

Share options held by Directors are as follows:

Share options held	At 30 June 2019	At 30 June 2018	Option Price	Exercise Period
Nicholas Mather	26,250,000	26,250,000	60p	28/01/19 – 08/08/20
	5,000,000	-	60p	20/12/18 – 20/12/21
Brian Moller	3,750,000	3,750,000	60p	28/01/19 – 08/08/20
	1,425,000	-	60p	20/12/18 – 20/12/21
Robert Weinberg	2,250,000	2,250,000	60p	28/01/19 – 08/08/20
	900,000	-	60p	20/12/18 – 20/12/21
John Bovard	-	2,250,000	60p	28/01/19 – 08/08/20
Craig Jones	2,250,000	2,250,000	60p	28/01/19 – 08/08/20
	900,000	-	60p	20/12/18 – 20/12/21
James Clare	3,150,000	-	60p	20/12/18 – 20/12/21
Jason Ward	-	5,000,000	28p	30/10/16 – 28/10/18
	5,000,000	5,000,000	60p	28/07/17 – 08/08/20
	5,000,000	-	60p	06/11/18 – 06/11/21
Anna Legge	3,000,000	-	40p	05/07/18-04/07/20
	3,000,000	-	60p	06/11/18 – 06/11/21

The total number of options outstanding at year end is as follows:

Share options held at 30 June 2019	Share options held at 30 June 2018	Option price	Exercise periods
-	9,795,884	£0.14	Exercisable through to 17/10/2018
-	9,795,884	£0.28	Exercisable through to 17/10/2018
-	22,000,000	£0.28	Vests on the earlier of the expiry of 75% of the term of the option or a Change of Control Transaction, as defined under the Company's ESOP Rules
34,500,000	36,750,000	£0.60	Vests on the earlier of 18 months from date of grant or a Change of Control Transaction, as defined under the Company's ESOP Rules.
10,012,000	10,012,000	£0.60	Vests on the earlier of 18 months from date of grant or a Change of Control Transaction, as defined under the Company's ESOP Rules.
21,250,000	-	£0.40	Exercisable through to 04/04/2020
250,000	-	£0.60	Exercisable through to 04/04/2021
82,875,000	-	£0.60	Exercisable through to 06/11/2021
11,375,000	-	£0.60	Exercisable through to 20/12/2021
160,262,000	**88,353,768**		

SolGold plc annual financial statements for the year ended 30 June 2019 43

SolGold

Notes to the Financial Statements

For the year ended 30 June 2019

Note 19 Share Options (continued)

Share-based payments (continued)

The fair value of services received in return for share options granted is measured by reference to the fair value of share options granted. This estimate is based on the Black-Scholes model considering the effects of the vesting conditions, expected exercise period and the dividend policy of the Company.

		2019	
Fair value of share options and assumptions	**£0.60 Options 9 August 2017**	**£0.60 Options 5 July 2018**	**£0.40 Options 5 July 2018**
Number of options	44,512,000	250,000	21,250,000
Share price at issue date	£0.365 - £0.375	£0.22	£0.22
Exercise price	£0.60	£0.60	£0.40
Expected volatility	89.714%	80.475%	74.187%
Option life	3.00 years	3.00 years	2.00 years
Expected dividends	0.00%	0.00%	0.00%
Risk-free interest rate (short-term)	0.461%	0.96%	0.96%
Fair value	£0.167-£0.174	£0.063	£0.053
Valuation methodology	Black-Scholes	Black-Scholes	Black-Scholes

For the financial year ended 30 June 2019	US$	US$	US$
Share based payments expense recognised in statement of comprehensive income	3,568,987	20,053	1,431,389

	2019	
Fair value of share options and assumptions	**£0.60 Options 6 November 2018**	**£0.60 Options 20 December 2018**
Number of options	82,875,000	11,375,000
Share price at issue date	£0.385	£0.3685
Exercise price	£0.60	£0.60
Expected volatility	79.538%	78.436%
Option life	3.00 years	3.00 years
Expected dividends	0.00%	0.00%
Risk-free interest rate (short-term)	1.19%	0.97%
Fair value	£0.1573	£0.1434
Valuation methodology	Black-Scholes	Black-Scholes

For the financial year ended 30 June 2019	US$	US$
Share based payments expense recognised in statement of comprehensive income	16,792,384	2,070,346

The calculation of the volatility of the share price on the above options was based on the Company's daily closing share price over the two or three-year period, dependant on the exercise period attributable to the tranche of options, prior to the date the options were issued.

SolGold plc annual financial statements for the year ended 30 June 2019 44

SolGold

Notes to the Financial Statements

For the year ended 30 June 2019

Note 19 Share Options (continued)

Share-based payments (continued)

Fair value of share options and assumptions	£0.60 Options 28 July 2017	2018 £0.60 Options 9 August 2017	£0.60 Options 9 August 2017	2017 £0.28 Options 28 October 2016
Number of options	36,750,000	10,000,000	12,000	22,000,000
Share price at issue date	£0.365	£0.375	£0.375	£0.2675
Exercise price	£0.60	£0.60	£0.60	£0.28
Expected volatility	89.714%	89.714%	89.714%	99.744%
Option life	3.03 years	3.00 years	3.00 years	2.00 years
Expected dividends	0.00%	0.00%	0.00%	0.00%
Risk-free interest rate (short-term)	0.461%	0.461%	0.461%	0.66%
Fair value	£0.167	£0.173	£0.173	£0.14
Valuation methodology	Black-Scholes	Black-Scholes	Black-Scholes	Black-Scholes

For the financial year ended 30 June 2018	US$	US$	US$	US$
Share based payments expense recognised in statement of comprehensive income	4,771,274	1,304,054	-	2,048,974
Share based payments expense recognised as share issue costs	-	-	2,622	
Share based payments expense to be recognised in future periods	2,968,176	881,118	-	

The calculation of the volatility of the share price on the above options was based on the Company's daily closing share price over the two or three-year period, dependant on the exercise period attributable to the tranche of options, prior to the date the options were issued.

SolGold plc annual financial statements for the year ended 30 June 2019 45

SolGold

Notes to the Financial Statements

For the year ended 30 June 2019

Note 20 Financial Instruments (Group and Company)

Financial instruments by category (Group)

Financial assets	Loans and receivables		Financial assets held at fair value through OCI / Available-for-sale	
	2019	2018	2019	2018
Cash and cash equivalents	41,746,200	60,575,504	-	-
Loans receivable and other non-current assets	7,796,541	894,094	-	-
Equity investments	-	-	5,952,439	4,031,236
Total financial assets	**49,542,741**	**61,469,598**	**5,952,439**	**4,031,236**

Financial liabilities	Financial liabilities at amortised cost	
	2019	2018
Trade and other payables	6,514,592	6,983,742
Total financial liabilities	**6,514,592**	**6,983,742**

Financial instruments by category (Company)

Financial assets	Loans and receivables		Financial assets held at fair value through OCI / Available-for-sale	
	2019	2018	2019	2018
Cash and cash equivalents	38,290,929	58,948,814	-	-
Other receivables	187,172	170,235	-	-
Loans receivable and other non-current assets	762,382	683,948	-	-
Investment in subsidiaries	200,507,458	108,381,978	-	-
Equity investments	-	-	5,946,815	4,025,313
Total financial assets	**239,747,941**	**168,184,975**	**5,946,815**	**4,025,313**

Financial liabilities	Financial liabilities at amortised cost	
	2019	2018
Trade and other payables	1,295,680	1,387,358
Total financial liabilities	**1,295,680**	**1,387,358**

If required, the Board of Directors determines the degree to which it is appropriate to use financial instruments, commodity contracts or other hedging contracts or techniques to mitigate risks. The main risks for which such instruments may be appropriate are foreign currency risk and liquidity risk, each of which is discussed below. The main credit risk is the non-collection of loans and other receivables which include refunds and tenement security deposits. There were no overdue receivables at year end.

For the Company, the main credit risk is the non-collection of loans made to its subsidiaries. The Directors expect to collect the loans through the successful exploration and subsequent exploitation of the subsidiaries' tenements.

There have been no changes in financial risks from the previous year.

During the year ended 30 June 2019 and 2018 no trading in commodity contracts was undertaken.

SolGold plc annual financial statements for the year ended 30 June 2019 46

SolGold

Notes to the Financial Statements

For the year ended 30 June 2019

Note 20 Financial Instruments (Group and Company) (continued)

Market risk

Interest rate risks

The Group's and Company's policy is to retain its surplus funds on the most advantageous term of deposit available up to twelve month's maximum duration. The increase/decrease of 2% in interest rates will impact the Group's income statement by a gain/loss of US$834,924 and the company's income statement by US$765,819 The group considers that a 2% +/- movement interest rates represent reasonable possible changes.

Foreign currency risk

The Group has potential currency exposures in respect of items denominated in foreign currencies comprising:

- Transactional exposure in respect of operating costs, capital expenditures and, to a lesser extent, sales incurred in currencies other than the functional currency of operations which require funds to be maintained in currencies other than the functional currency of operation; and
- Translation exposures in respect of investments in overseas operations which have functional currencies other than United States dollars.

Currency risk in respect of non-functional currency expenditure is reviewed by the Board.

The table below shows the extent to which Group companies have monetary assets and liabilities in different currencies. Foreign exchange differences on retranslation of such assets and liabilities are taken to the statement of comprehensive income.

Group		Functional currency of entity		
Net Financial Assets (Liabilities)	**AUD**	**USD**	**SBD**	**TOTAL**
2019				
Australian dollar	62,019	306,032	-	368,051
Solomon Island dollar (SBD)	3,771	-	-	3,771
Canadian dollar (CAD)	-	21,467	-	21,467
Great British Pound (GBP)	-	22,950,969	-	22,950,969
	65,790	**23,278,468**	**-**	**23,344,258**

Group		Functional currency of entity		
Net Financial Assets (Liabilities)	**AUD**	**USD**	**SBD**	**TOTAL**
2018				
Australian dollar	23,975	135,588	-	159,563
Solomon Island dollar (SBD)	3,910	-	-	3,910
Canadian dollar (CAD)	-	1,767,674	-	1,767,674
Great British Pound (GBP)	-	11,535,544	-	11,535,544
	27,885	**13,438,806**	**-**	**13,466,691**

SolGold plc annual financial statements for the year ended 30 June 2019 47

SolGold

Notes to the Financial Statements

For the year ended 30 June 2019

Note 20 Financial Instruments (Group and Company) (continued)

Company		Functional currency of entity		
Net Financial Assets (Liabilities)	**AUD**	**USD**	**SBD**	**TOTAL**
2019				
Australian dollar	-	306,032	-	306,032
Canadian dollar (CAD)	-	21,467	-	21,467
Great British Pound (GBP)	-	22,950,969	-	22,950,969
	-	**23,278,468**	**-**	**23,278,468**

Company		Functional currency of entity		
Net Financial Assets (Liabilities)	**AUD**	**USD**	**SBD**	**TOTAL**
2018				
Australian dollar	-	135,588	-	135,588
Canadian dollar (CAD)	-	1,767,674	-	1,767,674
Great British Pound (GBP)	-	11,535,544	-	11,535,544
	-	**13,438,806**	**-**	**13,438,806**

The main currency exposure relates to the effect of re-translation of the Group's assets and liabilities in, Australian dollar (AUD) and the Great British Pound (GBP). A 10% increase in the A$/US$ and GBP/US$ exchange rates would give rise to a change of approximately US$1,869,180 (2018: US$1,296,792) in the Group net assets and reported earnings. A 10% decrease in the A$/US$ and GBP/US$ exchange rates would give rise to a change of approximately US$1,529,329 (2018: US$1,061,012), The Group does not hedge foreign currency exposures and manages net exposures by buying and selling foreign currencies at spot rates where necessary. In respect of other monetary assets and liabilities held in currencies other than United States dollars, the Group ensures that the net exposure is kept to an acceptable level, by buying or selling foreign currencies at spot rates where necessary to address short-term imbalances.

SolGold plc annual financial statements for the year ended 30 June 2019 48

SolGold

Notes to the Financial Statements

For the year ended 30 June 2019

Note 20 Financial Instruments (Group and Company) (continued)

Credit Risk

The Group is exposed to credit risk primarily from the financial institutions with which it holds cash and cash deposits and loans receivable under the Company Funded Loan Plan. The banks and their credit ratings the Group had cash accounts with at 30 June 2019 were US$341,764 in cash accounts with Macquarie Bank Limited (BBB) in Australia, US$13,044 in cash accounts with the ANZ Bank (AA-) in Australia, US$37,984,064 in cash accounts with Westpac Bank (AA-) in Australia, US$3,771 in cash accounts with ANZ Bank (AA-) in Honiara, Solomon Islands, US$2,650,436 in cash accounts with Banco Guayaquil (AAA-) in Ecuador, US$733,978 in cash accounts with Produbanco (B) in Ecuador, US$12,693 in cash accounts with Lloyds of London (A+), and US$6,450 in petty cash. Including other receivables, the maximum exposure to credit risk at the reporting date is the carrying value of these assets and was US$44,280,360 (2018: US$63,472,169).

The Company is also exposed to credit risk due to the cash balance it holds directly. It is also exposed to credit risk on the Company Loan Funded Plan receivable. At 30 June 2019, the company had US$41,746,200 in cash and cash equivalents (2018:US$60,575,504) and US$6,496,407 of Company Loan Funded Plan receivable (2018: US$nil). The maximum exposure to credit risk at the reporting date was US$48,242,607 (2018: US$60,575,504).

Credit risk is managed by dealing with banks with high credit ratings assigned by international credit rating agencies. Furthermore, funds are deposited with banks of high standing in order to obtain market interest rates.

Liquidity risks

The Group and Company raises funds as required on the basis of budgeted expenditure for the next 12 to 24 months, dependent on a number of prevailing factors. Funds are generally raised in capital markets from a variety of eligible private, corporate and fund investors, or from interested third parties (including other exploration and mining companies) which may be interested in earning an interest in the project. The success or otherwise of such capital raisings is dependent upon a variety of factors including general equities and metals market sentiment, macro-economic outlook, project prospectivity, operational risks and other factors from time to time. When funds are sought, the Group balances the costs and benefits of equity financing versus alternate financing options. Funds are provided to local sites bi-monthly, based on the sites' forecast expenditure.

All liabilities held by the Group and company are contractually due and payable within 1 year.

Fair values

In the Directors' opinion, there is no material difference between the book value and fair value of any of the Group's and Company's financial instruments. The classes of financial instruments are the same as the line items included on the face of the statement of financial position and have been analysed in more detail in notes to the accounts.

All the Group's financial assets, with the exception of investments held at fair value through other comprehensive income are categorised as other financial assets at amortised cost.

Note 21 Commitments

The Group also has certain obligations to expend minimum amounts on exploration in tenement areas. These obligations may be varied from time to time and are expected to be fulfilled in the normal course of operations of the Group.

The combined commitments of the Group related to its granted tenement interests are as follows:

Location	Up to 12 Months	13 Months to 5 Years	Later than 5 Years
Ecuador	3,248,160	6,496,320	-
Solomon Islands	3,141,333	6,282,667	-
Queensland	226,362	211,636	-
	6,615,855	12,990,623	-

To keep tenements in good standing, work programs should meet certain minimum expenditure requirements. If the minimum expenditure requirements are not met, the Group has the option to negotiate new terms or relinquish the tenements. The Group also has the ability to meet expenditure requirements by joint venture or farm in agreements.

SolGold plc annual financial statements for the year ended 30 June 2019 49

Notes to the Financial Statements For the year ended 30 June 2019 Note 22 Related Parties (a) Group Transactions between related parties are on normal commercial terms and conditions and are no more favourable than those available to other parties unless otherwise stated. a) Transactions with Directors and Director-Related Entities (i) The Company had a commercial agreement with Samuel Capital Ltd (“Samuel”) for the engagement of Nicholas Mather as director of the Company. For the year ended 30 June 2019 US$539,422 was paid or payable to Samuel (2018: US$296,120). These amounts are included in Note 5 (Remuneration of Key Management Personnel). The total amount outstanding at year end is US$925 (2018: US$12,388). (ii) The Company has a long-standing commercial arrangement with DGR Global Ltd, an entity associated with Nicholas Mather (Director) and Brian Moller (Director), for the provision of various services, whereby DGR Global provides resources and services including the provision of its administration and exploration staff, its premises (for the purposes of conducting the Company’s business operations), use of existing office furniture, equipment and certain stationery, together with general telephone, reception and other office facilities (‘‘Services’’). In consideration for the provision of the Services, the Company shall reimburse DGR Global for any expenses incurred by it in providing the Services. For the year ended 30 June 2019 US$255,700 was paid or payable to DGR Global (2018: US$266,508) for the provision of administration, management and office facilities to the Company during the year. The total amount outstanding at year end was US$15,788 (2018: US$70,213). (iii) Mr Brian Moller (a Director), is a partner in the Australian firm HopgoodGanim lawyers. For the year ended 30 June 2019, HopgoodGanim were paid US$229,390 (2018: US$163,204) for the provision of legal services to the Company.The services were based on normal commercial terms and conditions.The total amount outstanding at year end was US$nil (2018: US$nil). (iv) Mr James Clare (a Director), is a partner in the Canadian firm Bennett Jones lawyers. For the year ended 30 June 2019, Bennett Jones were paid US$152,559 (2018: US$418,996) for the provision of legal services to the Company. The services were based on normal commercial terms and conditions. The total amount outstanding at year end was US$nil (2018: USSnil) (v) On 2 July 2018 and 13 June 2019, The Mather Foundation Limited, a Philanthropic Auxiliary Foundation Trust Fund of which Nicholas Mather is a Director, sold 850,000 and 400,000 shares in SolGold. Share and Option transactions of Directors are shown under Notes 5 and 19. (b) Company The Company has related party relationships with its subsidiaries (see Note 9), Directors and other key personnel (see Notes 5 and 19). Subsidiaries The Company has an investment in subsidiaries balance of US$192,807,783 (2018: US$108,381,978). The transactions during the year have been included in note 9. As the Company does not expect repayment of this amount and will not call payment, this amount has been included in the carrying amount of the investment in the Parent Entity’s statement of financial position. (c) Controlling party In the Directors’ opinion there is no ultimate controlling party. SolGold plc annual financial statements for the year ended 30 June 2019 50

Notes to the Financial Statements For the year ended 30 June 2019 Note 23 Contingent Assets and Liabilities A 2% net smelter royalty is payable to Santa Barbara Resources Limited, who were the previous owners of the Cascabel tenements. These royalties can be bought out by paying a total of US$4 million. Fifty percent (50%) of the royalty can be purchased for US$1 million 90 days following the completion of a feasibility study and the remaining 50% of the royalty can be purchased for US$3 million 90 days following a production decision. The smelter royalty is considered to be a contingent liability as the Group has not yet completed a pre-feasibility study at 30 June 2019 as such there is significant uncertainty over the timing of any payments that may fall due. SolGold elected to undertake the Optional Subscription under the terms of the Term Sheet (Term Sheet) signed between SolGold plc and Cornerstone Capital Resources Inc. (CGP), CGP’s subsidiary Cornerstone Ecuador S.A.,(CESA) and Exploraciones Novomining S.A., (ENSA) and holds an aggregate registered and beneficial equity position in ENSA of 85% under the terms of the Term Sheet . CGP and CESA elected to obtain the benefit of the Financing Option whereby SolGold will solely fund all operations and activities of ENSA until the completion of a Feasibility Study, including CESA’s contribution as the registered and beneficial holder of an aggregate equity position in ENSA of 15%. After completion and delivery of the Feasibility Study, SolGold and CESA shall jointly fund the operations and activities of ENSA based on their respective equity positions in ENSA’s on a proportionate basis. Furthermore, the Term Sheet allows for SolGold to be fully repaid for the financing provided, including interest at LIBOR plus 2% for the expenditures incurred by SolGold from the time CGP and CESA elected the Financing Option and the completion of the First Phase Drill Program (FPDP). SolGold is to be repaid out of 90% of CESA's distribution of earnings or dividends from ENSA or the Cascabel Tenement to which CESA would otherwise be entitled. If CESA does not elect to contribute and its equity stake in ENSA is diluted to below 10%, its equity stake in ENSA will be converted to a 0.5% interest in the Net Smelter Return and SolGold may acquire this interest for US$3.5 million at any time. At 30 June 2019, Cornerstone’s equity interest in ENSA had not been diluted below 10%. The amount receivable from CESA at 30 June 2019 was $23,516,425 (2018: $12,951,215). As there is uncertainty as to whether ENSA will be able to distribute earnings or dividends, a provision for impairment has been recognised on the entire amount receivable from CESA. There are no other contingent assets and liabilities at 30 June 2019 (2018: nil). Note 24 Subsequent Events On 5 August 2019, tenements wholly within an area of mutual interest extending 5 kms from the boundary of the Cascabel licence which were granted to SolGold's 100% owned subsidiary Carnegie Ridge Resources SA (CRRSA) were transferred to Exploraciones Novomining SA (ENSA) in which SolGold has a registered and beneficial 85% interest. The tenements which have been transferred from CRRSA to ENSA are: Blanca 2, Nieves 2 and Rio Mira 2. In 2017, Major Drilling Group International Ecuador (hereinafter “Major”) filed an arbitration claim before the Arbitration Center of the Quito Chamber of Commerce against ENSA for the amount of US$350,000. Major alleged a breach of the drilling contract signed by the parties on 22 September 2016 (hereinafter “Agreement”). On 1 September 2017 ENSA filed a counterclaim against Major for the amount of US$ 360,000 for compensation for damages caused by Major. On 5 August 2019 Major and ENSA agreed to settle their dealings out of court by way of a USD$200,000 payment to Major for outstanding invoices. No additional penalties of payments will be paid by either company in excess of this USD$200,000. The Directors are not aware of any other significant changes in the state of affairs of the Group or events after the reporting date that would have a material impact on the consolidated or Company financial statements. SolGold plc annual financial statements for the year ended 30 June 2019 51